UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.      )

Filed by the Registrant ☒                            Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement.

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2)).

☒	Definitive Proxy Statement.

☐	Definitive Additional Materials.

☐	Soliciting Material Pursuant to §240.14a-12.

BLACKBAUD, INC.

(Name of Registrant as Specified in its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

2000 Daniel Island Drive

Charleston, South Carolina 29492

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 18, 2008

To The Stockholders:

You are cordially invited to attend our 2008 Annual Meeting of Stockholders to be held on Wednesday, June 18, 2008 at 10:00 a.m. at our corporate headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina 29492 for the following purposes:

1.	To elect three Class A directors for a three-year term expiring in 2011;

2.	To approve the Blackbaud, Inc. 2008 Equity Incentive Plan;

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

These items of business are more fully described in the proxy statement accompanying this notice. Only stockholders of record at the close of business on April 21, 2008 are entitled to notice of and to vote at the meeting. A list of stockholders eligible to vote at the meeting will be available for review during our regular business hours at our headquarters in Charleston, South Carolina for the ten days prior to the meeting for any purposes related to the meeting.

Your vote is important. Whether or not you plan to attend the meeting, I hope that you will vote as soon as possible. You may vote your shares by completing, signing, dating and returning your proxy card in the postage-prepaid envelope enclosed for that purpose or, if you are a beneficial holder, in another manner allowed by your broker, bank or other nominee holder of record. You may revoke your proxy in the manner described in the accompanying proxy statement at any time before it has been voted at the annual meeting. Any stockholder attending the meeting may vote in person even if he or she has returned a proxy.

For the Board of Directors,

BLACKBAUD, INC.

Timothy V. Williams,

Senior Vice President, Chief Financial Officer and

Assistant Secretary

Charleston, South Carolina

April 29, 2008

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JUNE 18, 2008: This Proxy Statement and Blackbaud, Inc.’s Annual Report on Form 10-K for the 2007 fiscal year are available at: www.blackbaud.com/proxy/asp.

BLACKBAUD, INC.

Proxy Statement

for the

Annual Meeting of Stockholders

To Be Held June 18, 2008

BLACKBAUD, INC.

PROXY STATEMENT

2008 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 18, 2008

Information Concerning Solicitation and Voting

The enclosed proxy is solicited on behalf of our Board of Directors of Blackbaud, Inc. for use at the annual meeting of stockholders to be held Wednesday, June 18, 2008 at 10:00 a.m., local time, at our corporate headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina 29492, or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Only stockholders of record at the close of business on April 21, 2008 are entitled to notice of and to vote at the meeting.

These proxy solicitation materials and the Annual Report to Stockholders for the year ended December 31, 2007, including financial statements, were first mailed on or about May 2, 2008 to stockholders entitled to vote at the meeting.

Each holder of common stock is entitled to one vote for each share held as of the record date with respect to all matters that may be considered at the meeting. Stockholders’ votes will be tabulated by persons appointed by our Board of Directors to act as inspectors of election for the meeting. Abstentions are considered shares present and entitled to vote and, therefore, have the same legal effect as a vote against a matter presented at the meeting. Any shares held in street name for which the broker or nominee receives no instructions from the beneficial owner, and as to which such broker or nominee does not have discretionary voting authority under applicable rules, will be considered as shares not entitled to vote and will therefore not be considered in the tabulation of the votes but will be considered for purposes of determining the presence of a quorum.

We will bear the expense of soliciting proxies in the enclosed form. In addition, we might reimburse banks, brokerage firms, and other custodians, nominees and fiduciaries representing beneficial owners of our common stock, for their expenses in forwarding soliciting materials to those beneficial owners. Proxies may also be solicited by our directors, officers or employees, personally or by telephone, telegram, facsimile or other means of communication. We do not intend to pay additional compensation for doing so.

Questions and Answers about the 2008 Annual Meeting

Q:	Who may vote at the meeting?

A:	Our Board set April 21, 2008 as the record date for the meeting. If you owned our common stock at the close of business on April 21, 2008, you may attend and vote at the meeting. Each stockholder is entitled to one vote for each share of common stock held on all matters to be voted on. As of April 21, 2008, there were 44,715,486 shares of our common stock outstanding and entitled to vote at the meeting.

Q:	What is the difference between holding shares as a stockholder of record and as a beneficial owner?

A:	If your shares are registered directly in your name with Blackbaud’s transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, a “stockholder of record.” If you are a stockholder of record, these proxy materials have been sent directly to you by Blackbaud.

If your shares are held in a stock brokerage account or by a bank or other holder of record, you are considered the “beneficial owner” of shares held in street name. In that case, these proxy materials have been forwarded to you by your broker, bank or other holder of record who is considered, with respect to those shares, the stockholder of record. As the beneficial owner, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

Q:	What is the quorum requirement for the meeting?

A:	A majority of our outstanding shares as of the record date must be present at the meeting in order to hold the meeting and conduct business. This is called a quorum. Your shares will be counted as present at the meeting if you:

•	are present and entitled to vote in person at the meeting; or

•	have properly submitted a proxy card or voter instruction card, or voted by telephone or by the Internet.

If you abstain from voting on any or all proposals, your shares are still counted as present and entitled to vote. Each proposal listed in this proxy statement identifies the votes needed to approve or ratify the proposed action.

Q:	What proposals will be voted on at the meeting?

A:	The three proposals to be voted on at the meeting are:

1.	To elect three Class A directors for a three-year term expiring in 2011;

2.	To approve the Blackbaud, Inc. 2008 Equity Incentive Plan; and

3.	To ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

We will also consider any other business that properly comes before the meeting. As of the record date, we are not aware of any other matters to be submitted for consideration at the meeting. If any other matters are properly brought before the meeting, the persons named in the enclosed proxy card or voter instruction card will vote the shares they represent using their best judgment.

Q:	Can I access these proxy materials on the Internet?

A.	Yes. This proxy statement and our annual report are available in PDF and HTML format at www.blackbaud.com/proxy/asp and will remain posted until the conclusion of the 2008 Annual Meeting.

Q:	How may I vote my shares in person at the meeting?

A:	If your shares are registered directly in your name with our transfer agent, American Stock Transfer and Trust Company, you are considered, with respect to those shares, the stockholder of record. As the stockholder of record, you have the right to vote in person at the meeting. You will need to present a form of personal photo identification in order to be admitted to the 2008 Annual Meeting. If your shares are held in a brokerage account or by another nominee or trustee, you are considered the beneficial owner of shares held in street name. As the beneficial owner, you are also invited to attend the meeting. Since a beneficial owner is not the stockholder of record, you may not vote these shares in person at the meeting unless you obtain a “legal proxy” from your broker, nominee, or trustee that holds your shares, giving you the right to vote the shares at the meeting.

Q:	How can I vote my shares without attending the meeting?

A:	Whether you hold shares directly as a registered stockholder of record or beneficially in street name, you may vote without attending the meeting. If you are the stockholder of record, you may submit your proxy by mail by signing and dating your proxy card and submitting in the postage-prepaid envelope enclosed with this proxy statement. If you are the beneficial owner of the shares, you have the right to direct your broker, bank or other holder of record on how to vote your shares by using the voting instruction card included in the mailing or by following their instructions for voting by telephone or on the Internet.

Q:	How can I change my vote after submitting it?

A:	If you are a stockholder of record, you can revoke your proxy before your shares are voted at the 2008 Annual Meeting by:

•

Filing with a written notice of revocation bearing a later date than the proxy with our Corporate Secretary at 2000 Daniel Island Drive, Charleston, South Carolina 29492 at or before the taking of the vote at the meeting;

•

Duly executing a later-dated proxy relating to the same shares and delivering it to our Corporate Secretary at 2000 Daniel Island Drive, Charleston, South Carolina 29492 at or before the taking of the vote at the meeting; or

•	Attending the meeting and voting in person (although attendance at the meeting will not in and of itself constitute a revocation of a proxy).

If you are a beneficial owner of shares, you may submit new voting instructions by contacting your bank, broker or other stockholder of record. You may also vote in person at the 2008 Annual Meeting if you obtain a legal proxy as described in the answer to the previous question.

Q:	Where can I find the voting results of the meeting?

A:	The preliminary voting results will be announced at the meeting. The final results will be published in our quarterly report on Form 10-Q for the second quarter of fiscal year 2008.

PROPOSAL ONE

ELECTION OF DIRECTORS

Nominees

Our Board of Directors consists of seven members, and is divided into three classes, the members of which each serve for a staggered three-year term. The term of office of one class of directors expires each year in rotation so that one class is elected at each annual meeting for a full three-year term. Our Class A directors, Timothy Chou, Marco W. Hellman and Carolyn Miles, have been nominated to fill a three-year term expiring in 2011. The two other classes of directors, who were elected or appointed for terms expiring at the annual meetings in 2009 and 20010, respectively, will remain in office.

Unless a proxy is marked to withhold authority to vote, the proxy holders will vote the proxies received by them for the three Class A nominees named below, each of whom is currently a director and each of whom has consented to be named in this proxy statement and to serve if elected. In the event that any nominee is unable or declines to serve as a director at the time of the meeting, the proxies will be voted for any nominee designated by our Board of Directors to fill the vacancy. We do not expect that any nominee will be unable or will decline to serve as a director.

The Board of Directors unanimously recommends voting “FOR” the three Class A nominees listed below.

The name of and certain information regarding each Class A nominee as of April 21, 2008 is set forth below, together with information regarding our Class B and Class C directors remaining in office. This information is based on data furnished to us by the nominees and directors. There are no family relationships among our directors, director nominees or executive officers. The business address for each nominee for matters regarding Blackbaud is 2000 Daniel Island Drive, Charleston, South Carolina 29492.

Name	Director Since	Age	Position(s) With Blackbaud
Class A Nominees for a Term Expiring in 2011
Timothy Chou	June 2007	53	Director
Marco W. Hellman	October 1999	46	Chairman of the Board of Directors
Carolyn Miles	March 2007	46	Director

Class B Directors with Terms Expiring in 2009
George H. Ellis	March 2006	59	Director
Andrew M. Leitch	February 2004	64	Director

Class C Directors with Terms Expiring in 2010
Marc E. Chardon	November 2005	52	President, Chief Executive Officer and Director
John P. McConnell	March 2006	57	Director

Class A Director Nominees

Timothy Chou has served on our Board of Directors since June 2007. Mr. Chou co-founded Openwater Networks in November 2005. From November 1999 until January 2005, he served as President of Oracle On Demand, a division of Oracle Corporation. Prior to that, Mr. Chou served as Chief Operating Officer of Reasoning, Inc., an information technology services firm, and as Vice President, Server Products, of Oracle Corporation. He has also served as a director for Embarcadero Technologies, Inc. since 2000. Mr. Chou is the author of “The End of Software” and is a lecturer at Stanford University. Mr. Chou holds a BS in Electrical Engineering from North Carolina State University and M.S. and Ph.D. degrees in Electrical Engineering from the University of Illinois Urbana-Champaign.

Marco W. Hellman has been Chairman of our Board of Directors since 1999. Mr. Hellman was an associate and a Managing Director with Hellman & Friedman LLC between August 1987 and February 2001. Mr. Hellman holds an AB from University of California at Berkeley and an MBA from Harvard Business School.

Carolyn Miles has served on our Board of Directors since March 2007. Ms. Miles has been Executive Vice President and Chief Operating Officer of Save the Children, a nonprofit organization, since 2004 and has served in various capacities since joining Save the Children in 1998. Prior to joining Save the Children, Ms. Miles worked with American Express Travel-Related Services in New York and Hong Kong. Ms. Miles holds an MBA from the University of Virginia’s Darden School of Business and a BS from Bucknell University.

Other Directors Not Standing for Re-election

Marc E. Chardon has served as our President, Chief Executive Officer and a member of our Board of Directors since November 2005. Previously, Mr. Chardon served as Chief Financial Officer for the $11 billion Information Worker business group at Microsoft Corporation, where he was responsible for the core functions of long-term strategic financial planning and business performance management. He joined Microsoft in August 1998 as General Manager of Microsoft France. Prior to joining Microsoft, Mr. Chardon was General Manager of Digital France. He joined Digital in 1984, and held a variety of international marketing and business roles within the company. In 1994, Mr. Chardon was named Director, Office of the President, with responsibility for Digital’s corporate strategy development. Mr. Chardon is an American/ French dual national. He is an economics honors graduate from Harvard College.

George H. Ellis joined our Board of Directors in March 2006. Mr. Ellis has been Chief Financial Officer of Global 360, Inc., since July 2006. He also has served as the Chairman of Softbrands, Inc. since its formation in October 2001, and as its Executive Chairman from January 2006 to June 2006 and its Chief Executive Officer from October 2001 to January 2006. Mr. Ellis was also the Chairman and Chief Executive Officer of AremisSoft Corporation from October 2001 to July 2002 and served as a director of AremisSoft from April 1999 until February 2001. Mr. Ellis is a member of the board of directors and the audit committee chairman of PeopleSupport, Inc. and serves on the board of directors and advisory boards of several nonprofit companies in the Dallas area. Mr. Ellis is a licensed CPA and an attorney in the State of Texas. Mr. Ellis holds a BS in accounting from Texas Tech University and a JD from Southern Methodist University.

Andrew M. Leitch was appointed to our Board of Directors in February 2004. Mr. Leitch was with Deloitte & Touche LLP for over 27 years, most recently serving as the Vice Chairman of the Management Committee, Hong Kong from September 1997 to March 2000. Mr. Leitch serves on the board of directors, as chairman of the audit committee and member of the compensation committee of Aldila, Inc., a public company. Mr. Leitch also serves on the board of directors and a member of the audit committee of Cardium Threapeutics Inc., also a public company, as well as a director of other independent private companies. Mr. Leitch is a CPA in the state of New York, and a Chartered Accountant in Ontario, Canada.

John P. McConnell joined our Board of Directors in March 2006. Mr. McConnell served as the President and Chief Executive Officer of A4 Health Systems, Inc. from December 1998 until its sale to Allscripts Healthcare Solutions, Inc. in March 2006. Mr. McConnell sat on the board of directors of Allscripts from March 2006 until March 2008. He co-founded Medic Computer Systems, Inc. in 1982 and served as its Chief Executive Officer until its sale to Misys Plc in 1997. Mr. McConnell also has served on the board of directors of MED3000, Inc. since June 1996. Mr. McConnell serves on the advisory board for the College of Public Health at University of North Carolina and the board of directors of the 2004 WakeMed Foundation. He holds a BS in finance from Virginia Tech.

Required Vote

The three nominees receiving the highest number of affirmative votes of the common stock present or represented and entitled to be voted for them shall be elected as Class A directors. Abstentions or votes withheld from any director are counted for purposes of determining the presence or absence of a quorum for the transaction of business, but they have no legal effect on the election under Delaware law.

CORPORATE GOVERNANCE MATTERS

Board Composition

Our Board of Directors is currently composed of seven directors. Our bylaws provide that the number of directors constituting our Board of Directors shall not be less than five and no more than nine, and the exact number of directors may be fixed or changed, within this range, by resolution adopted by the affirmative vote of a majority of the directors then in office. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the total number of directors.

Independence of Directors

The Board of Directors has adopted categorical standards or guidelines to assist our Board of Directors in making its independence determinations with respect to each director. These standards are published in Section 1 of our Corporate Governance Guidelines and are available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com. The Board of Directors has determined that the following six directors are independent within the meaning of the Nasdaq Marketplace Rules, the Sarbanes-Oxley Act and SEC Rule 10A-3: Ms. Miles and Messrs. Chou, Ellis, Hellman, Leitch and McConnell. As part of such determination of independence, our Board of Directors has affirmatively determined that none of these six directors have a relationship with us that would interfere with the exercise of independent judgment in carrying out their responsibilities as directors. Mr. Chardon, our President and Chief Executive Officer, is the only member of management serving as a director.

Carolyn Miles is the Executive Vice President and Chief Operating Officer of Save the Children, a nonprofit organization. Save the Children is a customer of ours and paid us approximately $215,000 and $39,000 for software and services in 2006 and 2007, respectively, pursuant to standard customer agreements. The Board of Directors considered this relationship and determined that it did not interfere with the exercise of Ms. Miles’ independent judgment in carrying out the responsibilities of a director.

Selection of Nominees for our Board of Directors

The Nominating and Corporate Governance Committee of our Board of Directors has the responsibility for establishing the criteria for recommending which directors should stand for re-election to our Board of Directors and the selection of new directors to serve on our Board of Directors. In addition, the Committee is responsible for establishing the procedures for our stockholders to nominate candidates to our Board of Directors. Although the Committee has not formulated any specific minimum qualifications for director candidates, it has determined that desirable characteristics include strength of character, mature judgment, career specialization, relevant technical skills, diversity and independence.

Our bylaws permit any stockholder of record to nominate directors. Stockholders wishing to nominate a director must deliver written notice of the nomination by registered mail, return receipt requested, to the Corporate Secretary at our principal executive offices not more than seventy-five (75) and not less than forty-five (45) days before the meeting at which directors are to be elected. Any such notice shall set forth: (a) all information relating to the director nominee that is required to be disclosed in solicitations of proxies for elections of directors, or is otherwise required, in each case pursuant to Regulation 14A under the Exchange Act, including each nominee’s written consent to being named in the proxy statement as a nominee and to serving as a director if elected; (b) the name and address, as they appear on our corporate books, of the nominating stockholder; (c) the class and number of our shares that are beneficially owned by the nominating stockholder; (d) a representation that the nominating stockholder is a holder of record of our stock, is entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the director; and (e) any and all material agreements that the stockholder has with the director nominee. The Nominating and Corporate Governance Committee will evaluate a nominee recommended by a stockholder in the same manner in which the Committee evaluates nominees recommended by other persons.

Board Committees

Our Board of Directors has an Audit Committee, a Compensation Committee and a Nominating and Corporate Governance Committee. Each committee is comprised entirely of independent directors in accordance with Nasdaq Marketplace Rules, the Sarbanes-Oxley Act and SEC Rule 10A-3.

Our Audit Committee is comprised of Chairman Andrew M. Leitch, George H. Ellis and Marco W. Hellman, and our Board of Directors has determined that Mr. Leitch is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. The Audit Committee oversees our accounting and financial reporting processes and the audits of our financial statements. In that regard, the Audit Committee provides assistance to our Board of Directors in its oversight of the integrity of our financial statements, the qualifications and independence of our independent registered public accounting firm, the performance of our internal audit functions, the procedures undertaken by the independent registered public accounting firm and our compliance with other regulatory and legal requirements. The Audit Committee has the sole authority to appoint, determine funding for, and oversee our independent registered public accounting firm, including pre-approving all auditing services and non-audit services. The Audit Committee’s role also includes meeting to review our annual audited financial statements and quarterly financial statements with management and our independent registered public accounting firm. See “Report of the Audit Committee” contained in this proxy statement.

Our Compensation Committee is comprised of Chairman Marco W. Hellman, Timothy Chou and John P. McConnell. The Compensation Committee reviews and approves annually all compensation decisions relating to officers, including those for the Chief Executive Officer and the other executive officers named in the Summary Compensation Table. In addition to reviewing executive officer compensation against that of their contemporaries in the Company’s peer group, the Compensation Committee considers recommendations from the Chief Executive Officer regarding compensation for those executives reporting directly to him or her as well as other officers. The Compensation Committee also annually reviews and approves the compensation of the Company’s directors, based on appropriate factors as determined by the committee, and oversees and administers Blackbaud’s compensation and benefit plans and policies. In addition, the Compensation Committee has authority to obtain, at our expense, the advice and assistance from internal or external advisors, experts and others to assist the committee. See “Compensation Discussion and Analysis” contained in this proxy statement.

Our Nominating and Corporate Governance Committee is comprised of Chairman Marco W. Hellman, George H. Ellis and Carolyn Miles. The Nominating and Corporate Governance Committee is appointed to assist our Board of Directors in promoting the best interests of Blackbaud and our stockholders through the implementation of sound corporate governance principles and practices. The Nominating and Corporate Governance Committee identifies individuals qualified to become Board members, reviews the qualifications and independence of the members of the Board and its various committees, recommends to the Board the Corporate Governance Guidelines and reviewing such Guidelines on a regular basis to confirm compliance with sound corporate governance practices and with any legal, regulatory and Nasdaq requirements and leads the Board in its annual self-evaluation process.

Each of the above-referenced committees operates pursuant to a formal written charter. The charters for each committee, which have been adopted by our Board of Directors, contain a detailed description of the respective committee’s duties and responsibilities and are available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

The Board of Directors also has a Disclosure Committee that reviews and evaluates public disclosures related to earnings and guidance or other public disclosure matters that are deemed appropriate. The Disclosure Committee is comprised of Chairman Andrew M. Leitch, Marco W. Hellman and John P. McConnell.

In addition to the meetings held by the above-referenced committees, the independent non-employee members of our Board of Directors regularly meet in executive session without our Chief Executive Officer or any executive officers present to evaluate the performance of management.

Information Regarding Meetings of the Board and Committees

During 2007, our Board of Directors held seven meetings, and its four standing committees, the Audit Committee, Compensation Committee, Nominating and Corporate Governance Committee and Disclosure Committee, collectively held 25 meetings. No director attended fewer than 75% of the aggregate of all meetings of our Board of Directors, and the committees on which he or she served, during 2007. The table below provides 2007 membership and meeting information for each committee of the Board of Directors.

Name	Audit	Compensation	Nominating and Corporate Governance	Disclosure
Marco W. Hellman	X	Chair	Chair	X
George H. Ellis	X		X
Andrew W. Leitch	Chair	X(1)	X(1)	Chair
Timothy Chou		X(2)
John P. McConnell		X		X
Carolyn Miles			X(3)
Marc E. Chardon
Number of Meetings held in 2007	11	8	2	4

(1)	Mr. Leitch served as a member of the Compensation Committee and the Nominating and Corporate Governance Committee in 2007 only through June 2007 and March 2007, respectively.
(2)	Mr. Chou became a member of the Compensation Committee upon his appointment to the Board in June of 2007.
(3)	Ms. Miles became a member of the Nominating and Corporate Governance Committee upon her appointment to the Board in March of 2007.

Although we do not have a formal written policy with respect to Board of Directors members’ attendance at our annual meetings of stockholders, we strongly encourage all directors to attend. All directors attended our 2007 Annual Meeting except for Mr. Ellis, who was absent for a family matter.

Corporate Governance Guidelines

We believe in sound corporate governance practices and have adopted formal Corporate Governance Guidelines to enhance our effectiveness. Our Board of Directors adopted these Corporate Governance Guidelines in order to ensure that it has the necessary authority and practices in place to review and evaluate our business operations as needed and to make decisions that are independent of our management. The Corporate Governance Guidelines are also intended to align the interests of directors and management with those of our stockholders. The Corporate Governance Guidelines set forth the practices our Board follows, including, but not limited, with respect to Board and Committee composition and selection, director responsibilities, director access to officers and employees and Chief Executive Officer performance evaluation and succession planning. A copy of our Corporate Governance Guidelines is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

Code of Business Conduct and Code of Ethics

Our Board of Directors has adopted a code of business conduct and ethics that applies to all of our directors and employees. Our Board of Directors has also adopted a separate code of ethics for our Chief Executive Officer and all senior financial officers, including our Chief Financial Officer and the principal accounting officer or controller, or persons performing similar functions. We will provide copies of our code of business conduct and code of ethics without charge upon request. To obtain a copy of our code of business conduct and code of ethics, please send your written request to Blackbaud, Inc., 2000 Daniel Island Drive, Charleston, South Carolina 29492, Attn: General Counsel. Our code of business conduct and code of ethics are also available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

Communications with our Board of Directors

Stockholders who wish to communicate with members of our Board of Directors, including the independent directors individually or as a group, may send correspondence to them in care of our Corporate Secretary at our principal executive offices. Such communication will be forwarded to the intended recipient(s). We currently do not intend to have our Corporate Secretary screen this correspondence, but we may change this policy if directed by our Board of Directors due to the nature or volume of the correspondence.

PROPOSAL TWO

APPROVAL OF THE ADOPTION OF THE

BLACKBAUD, INC. 2008 EQUITY INCENTIVE PLAN

We are asking our stockholders to approve the adoption of the Blackbaud, Inc. 2008 Equity Incentive Plan. In this Proposal, we call this plan the 2008 Plan. On April 24, 2008, our Board of Directors approved the 2008 Plan, subject to stockholder approval. We believe that the 2008 Plan is an important incentive for our employees and is critical to our ongoing effort to build stockholder value. Equity awards are a significant part of our ability to attract, retain and motivate people whose skills and performance are critical to our success. Blackbaud has a standing practice of linking key employee compensation to corporate performance because we believe that this increases employee motivation to improve stockholder value. We have, therefore, consistently included equity incentives as a significant component of compensation for our employees.

Vote Required

The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote at the meeting will be required to approve the adoption of the 2008 Plan. In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” the approval of the Blackbaud, Inc. 2008 Equity Incentive Plan.

Summary of the 2008 Plan

A summary of the principal features of the 2008 Plan follows below. The summary is qualified by the full text of the 2008 Plan that is attached as Appendix A to this proxy statement.

Types of Awards

The 2008 Plan provides for the following types of awards: incentive stock options, nonstatutory stock options, restricted stock awards, restricted stock unit awards, stock appreciation rights (or “SARs”), performance stock awards, and other stock-based awards. In this Proposal, we refer to the various types of awards collectively as the awards or stock awards.

Eligibility

Stock awards may be granted under the 2008 Plan to our employees, directors and consultants. Only our employees may receive incentive stock options. As of April 21, 2008, approximately 1,563 employees and six non-employee directors were eligible to participate in the 2008 Plan.

Administration

The Board, or a committee of the Board, will administer the 2008 Plan. A committee may consist of two or more “non-employee directors” within the meaning of Rule 16b-3 of the Exchange Act, or of two or more “outside directors” within the meaning of Section 162(m) of the Internal Revenue Code of 1980, as amended, or the Code. For grants of awards to employees other than the named executive officers, the 2008 Plan also permits delegation of administration of the 2008 Plan to one or more of our “officers” within the meaning of Section 16 of the Exchange Act, as amended, and the rules and regulations promulgated thereunder.

As administrator of the 2008 Plan, the Board has the authority to implement, construe and interpret its provisions. Among other things, the Board has the power to determine award recipients and the terms of awards including the exercise price, the number of shares subject to each award, the timing, terms and conditions of the exercisability or vesting of stock awards and the form of consideration payable at exercise. The Board has the power to approve forms of award agreements, and to adopt procedures and sub-plans to permit employees, directors or consultants who are foreign nationals or employed outside the United States to participate in the 2008 Plan.

Prohibition of Repricing

The 2008 Plan expressly provides that neither the Board nor its committee shall have the authority to reprice any outstanding stock awards under the 2008 Plan or to cancel any outstanding stock awards and re-grant any new stock awards having a lower exercise or purchase price under the 2008 Plan, unless our stockholders have approved such an action within 12 months prior to such an event.

Stock Subject to the 2008 Plan

Up to 7,126,520 shares of our common stock may be issued pursuant to stock awards granted under the 2008 Plan, which we refer to as the share reserve. The share reserve is comprised of 6,000,000 new shares available for grant, plus 1,126,520 shares that remain available for grant under our 2004 Stock Plan. Upon the effectiveness of the 2008 Plan, the 2004 Stock Plan will terminate as to any future grants. The share reserve also may be increased from time to time by a number of shares equal to the number of shares of common stock that (i) are issuable pursuant to awards outstanding under the 2004 Stock Plan and (ii) but for the termination of the 2004 Stock Plan as to future grants, would otherwise have reverted to and been eligible for granting under the 2004 Stock Plan. The Board or its committee may not provide for any other increase in the shares reserved under the 2008 Plan without the approval of a majority of the votes cast in person or by proxy by our stockholders.

The share reserve under the 2008 Plan is a fungible share reserve, which means that for awards granted from and after the date of this meeting, the number of shares of stock available for issuance under the 2008 Plan will be reduced (i) by one share for each share granted pursuant to stock options or stock appreciation rights awarded under the 2008 Plan, and (ii) by two shares for each share granted pursuant to all other types of awards awarded under the 2008 Plan.

The shares of common stock subject to stock awards granted under the 2008 Plan that expire, are forfeited because of a failure to vest, or otherwise terminate without being exercised in full will return to the share reserve under the 2008 Plan and be available for issuance under the 2008 Plan. However, any shares that are withheld to satisfy tax requirements or that are used to pay the exercise or purchase price of a stock award will not return to the share reserve and may not be issued under the 2008 Plan. In addition, upon exercise of a SAR, the number of shares available for issuance under the 2008 Plan shall be reduced by the gross number of shares for which the SAR is exercised, regardless of whether the SAR is settled in cash or common stock or the number of shares of common stock issued upon exercise of the SAR.

Terms of Options

A stock option is the right to purchase shares of our common stock at a fixed exercise price for a fixed period of time. Stock option grants may be incentive stock options or nonstatutory stock options; however, no more than 6,000,000 shares of common stock may be issued under the 2008 Plan pursuant to the exercise of incentive stock options. Each option shall be evidenced by a stock option agreement. The Board determines the terms of a stock option including the exercise price, the form of consideration to be paid on exercise, the vesting schedule, restrictions on transfer and the term. The exercise price of a stock option may not be less than 100% of the fair market value of the stock subject to the option on the date of grant (for an incentive stock option 110% if the optionee is a 10% holder). The term of an option will not be longer than ten years (five years if the optionee is a 10% holder) and may be subject to restrictions on transfer. When exercised, the exercise price may be paid in a form permitted by the stock option agreement, which may include payment in cash, by check, bank draft, or money order payable to us, pursuant to a program developed under Regulation T promulgated by the Federal Reserve Board, by delivery of other shares of common stock, by a “net exercise” arrangement, or by any other means acceptable to the Board and permissible under applicable law.

Options generally terminate three months after termination of an optionee’s service (or such longer or shorter period as set forth in the option agreement). As set forth in the 2008 Plan, the optionee generally (subject to the terms of the option agreement) will have 12 months to exercise when termination is due to disability or death. No option may be exercised beyond the expiration of its term.

Terms of Restricted Stock Awards

Restricted stock awards are awards of shares of our common stock that vest in accordance with terms and conditions established by the Board. Each restricted stock award is evidenced by an award agreement that sets forth the terms and conditions of the award. The Board sets the terms of the restricted stock awards including the size of the restricted stock award, the price (if any) to be paid by the recipient, the vesting schedule, and any performance criteria that may be required for the stock to vest. The restricted stock award may vest based on continued employment and/or the achievement of performance goals. If a participant’s service terminates before the restricted stock is fully vested, all of the unvested shares may be forfeited to, or repurchased by, the Company, as provided for in the restricted stock award agreement.

Terms of Restricted Stock Unit Awards

A restricted stock unit is a right to receive stock or cash equal to the value of a share of stock at the end of a set period. No stock is issued at the time of grant. Each restricted stock unit award is evidenced by an agreement that sets forth the terms and conditions of the award. The Board sets the terms of the restricted stock unit award, including the size of the restricted stock unit award, the consideration (if any) to be paid by the recipient, the vesting schedule, any performance criteria and the form (stock or cash) in which the award will be settled. When a participant’s service terminates, the unvested portion of the restricted stock unit award will be forfeited unless otherwise provided in the restricted stock unit award agreement.

Terms of Stock Appreciation Rights

A stock appreciation right, or SAR, is the right to receive the appreciation in the fair market value of our common stock between the date of grant and the exercise date for the number of shares of our common stock that are exercised. SARs may be granted as stand-alone stock awards or in tandem with other stock awards. Each SAR is evidenced by an agreement specifying the exercise price, vesting schedule, number of shares granted and the other terms of the SAR.

When a SAR is exercised, the holder is entitled to an amount equal to the difference between (a) the fair market value of a share of our common stock on the date the SAR was granted and (b) the fair market value of a share of our common stock on the date the SAR is exercised. We may pay the amount of the appreciation in cash or shares of our common stock, a combination of both or in any other form of consideration determined by the Board and set forth in the SAR agreement. SARs generally terminate three months after termination of a holder’s service or as set forth in the SAR agreement.

Terms of Performance Based Stock Awards

Performance Stock Awards. A performance stock award may be granted, may vest, or may be exercised upon achievement of pre-determined performance goals. A performance stock award may require the completion of a specified period of continuous service. The length of any performance period, the performance goals to be achieved during the performance period, and the measure of whether and to what degree such performance goals have been attained will be determined by the Board or a committee of the Board. The maximum number of shares of our common stock that may be granted to any participant in a calendar year attributable to performance stock awards under the 2008 Plan shall not exceed 2,000,000 shares of stock In addition, to the extent permitted by applicable law and the award agreement, the Board (or committee as applicable) may determine that cash may be used in payment of performance stock awards.

Performance Criteria. Performance-based stock and cash awards may be made subject to one or more of the following criteria: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization; (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre- and after-tax income; (xiv) pre-tax profit; (xv) operating cash flow; (xvi) sales or revenue targets; (xvii) orders and revenue; (xviii) increases in revenue or product revenue; (xix) expenses and cost reduction goals; (xx) improvement in or attainment of expense levels; (xxi) improvement in or attainment of working capital levels; (xxii) economic value added (or an equivalent metric); (xxiii) market share; (xxiv) cash flow; (xxv) cash flow per share; (xxvi) share price performance; (xxvii) debt reduction; (xxviii) implementation or completion of projects or processes; (xxix) customer satisfaction; (xxx) stockholders’ equity; (xxxi) quality measures; and (xxxii) to the extent that an Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board.

Terms of Other Stock Awards

The Board may grant other incentive awards that are based in whole or in part by reference to the value of our common stock. Subject to the provisions of the 2008 Plan, the Board has the authority to determine the persons to whom and the dates on which such other stock awards will be granted, the number of shares of common stock (or cash equivalents) to be subject to each award, and other terms and conditions of such awards. Such awards may be granted either alone or in addition to other stock awards granted under the 2008 Plan.

Changes to Capital Structure

In the event any change is made in the shares subject to the 2008 Plan or any stock award granted under the 2008 Plan, whether through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure, or otherwise, the Board will adjust: (a) the class(es) and maximum number of securities subject to the 2008 Plan, (b) the class(es) and maximum number of securities that may be issued pursuant to the exercise of incentive stock options, (c) the class(es) and maximum number of securities (or amount of cash consideration) that may be awarded to any person pursuant to performance stock awards and other stock-based awards intended to satisfy the requirements of Section 162(m) of the Code (such as options and stock appreciation rights), and (d) the class(es) and number of securities and price per share of stock subject to outstanding stock awards.

Corporate Transactions; Changes in Control

In the event of a corporate transaction (as such term is defined in the 2008 Plan), outstanding stock awards under the 2008 Plan may be assumed, continued, or substituted by the surviving corporation. If the surviving corporation does not assume, continue, or substitute such stock awards, then (a) any stock awards that are held by individuals performing services for us immediately prior to the effective time of the corporate transaction, the vesting and exercisability provisions of such stock awards will be accelerated in full and such stock awards will be terminated if not exercised prior to the effective time of the corporate transaction, and (b) all other outstanding stock awards will be terminated if not exercised on or prior to the effective time of the corporate transaction. Notwithstanding the foregoing, if a stock award would terminate if not exercised prior to the effective time of a corporate transaction, the Board, in its sole discretion, may provide that the holder of such stock award may not exercise it but instead will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of the value of the property such holder would have received upon exercise of the stock award (including, at the discretion of the Board, any unvested portion of the stock award) over any exercise price payable by such holder in connection with such exercise.

A stock award may be subject to additional acceleration of vesting and exercisability upon or after a change in control (as such term is defined in the 2008 Plan) as may be provided in the stock award agreement or as may be provided in any other written agreement between us or any of our affiliates and the participant; however, in the absence of such provision, no such acceleration shall occur.

Duration, Suspension, Termination, and Amendment

The Board may suspend or terminate the 2008 Plan at any time. The 2008 Plan is scheduled to terminate on April 24, 2018. No awards may be granted under the 2008 Plan while the 2008 Plan is suspended or after it is terminated.

The Board may amend the 2008 Plan at anytime. However, if legal, regulatory or listing requirements require stockholder approval, the amendment will not go into effect until the stockholders have approved the amendment.

Tax Withholding

The Board may require a participant to satisfy any federal, state, local, or foreign tax withholding obligation relating to a stock award by (a) causing the participant to tender a cash payment; (b) withholding shares of common stock from the shares of common stock issued or otherwise issuable to the participant in connection with the award; (c) withholding cash from an award settled in cash or other amounts payable to the participant; or (d) by other method set forth in the award agreement.

Summary of Federal Income Tax Consequences of the 2008 Plan

The following summary is intended only as a general guide to the U.S. federal income tax consequences under current law of participation in the 2008 Plan and does not attempt to describe all possible federal or other tax consequences of such participation or tax consequences based on particular circumstances. Furthermore, the tax consequences are complex and subject to change, and a taxpayer’s particular situation may be such that some variation of the described rules is applicable.

Incentive Stock Options. A participant recognizes no taxable income for regular income tax purposes as a result of the grant or exercise of an incentive stock option qualifying under Section 422 of the Code.

If a participant holds stock acquired through exercise of an incentive stock option for more than two years from the date on which the option was granted and more than one year after the date the option was exercised for those shares, any gain or loss on a disposition of those shares (a “qualifying disposition”) will be a long-term capital gain or loss. Upon such a qualifying disposition, we will not be entitled to any income tax deduction.

If a participant disposes of shares within two years after the date of grant or within one year after the date of exercise (a “disqualifying disposition”), the difference between the fair market value of the shares on the option exercise date and the exercise price (not to exceed the gain realized on the sale if the disposition is a transaction with respect to which a loss, if sustained, would be recognized) will be taxed as ordinary income at the time of disposition. Any gain in excess of that amount will be a capital gain. If a loss is recognized, there will be no ordinary income, and such loss will be a capital loss. To the extent the participant recognizes ordinary income by reason of a disqualifying disposition, generally we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the tax year in which the disqualifying disposition occurs.

The difference between the option exercise price and the fair market value of the shares on the exercise date of an incentive stock option is treated as an adjustment in computing the participant’s alternative minimum taxable income and may be subject to an alternative minimum tax which is paid if such tax exceeds the regular tax for the year. Special rules may apply with respect to certain subsequent sales of the shares in a disqualifying disposition, certain basis adjustments for purposes of computing the alternative minimum taxable income on a subsequent sale of the shares and certain tax credits which may arise with respect to participants subject to the alternative minimum tax.

Nonstatutory Stock Options. Options not designated or qualifying as incentive stock options will be nonstatutory stock options having no special tax status. A participant generally recognizes no taxable income as the result of the grant of such an option. Upon exercise of a nonstatutory stock option, the participant normally recognizes ordinary income in the amount of the difference between the option exercise price and the fair market value of the shares purchased. Generally, we will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction in the tax year in which such ordinary income is recognized by the participant.

Upon the disposition of stock acquired by the exercise of a nonstatutory stock option, any gain or loss, based on the difference between the sale price and the fair market value on the exercise date, will be taxed as capital gain or loss.

Stock Appreciation Rights. A participant recognizes no taxable income upon the receipt of a stock appreciation right. Upon the exercise of a stock appreciation right, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the underlying shares of common stock on the exercise date over the exercise price. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant in connection with the exercise of the stock appreciation right, except to the extent such deduction is limited by applicable provisions of the Code.

Restricted Stock. A participant acquiring restricted stock generally will recognize ordinary income equal to the difference between the fair market value of the shares on the “determination date” (as defined below) and their purchase price, if any. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. The “determination date” is the date on which the participant acquires the shares unless they are subject to a substantial risk of forfeiture and are not transferable, in which case the determination date is the earlier of (i) the date on which the shares become transferable or (ii) the date on which the shares are no longer subject to a substantial risk of forfeiture. If the determination date is after the date on which the participant acquires the shares, the participant may elect, pursuant to Section 83(b) of the Code, to have the date of acquisition be the determination date by filing an election with the Internal Revenue Service no later than 30 days after the date the shares are acquired. Upon the sale of shares acquired pursuant to a restricted stock award, any gain or loss, based on the difference between the sale price and the fair market value on the determination date, will be taxed as capital gain or loss. Such gain or loss will be long-term or short-term depending on whether the stock was held for more than one year. We will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to a corresponding income tax deduction in the year in which such ordinary income is recognized by the participant.

Restricted Stock Units. No taxable income is recognized upon receipt of a restricted stock unit award. In general, the participant will recognize ordinary income in the year in which the units vest and are settled in an amount equal to any cash received and the fair market value of any nonrestricted shares issued on the date of issuance. We will be entitled (subject to the requirement of reasonableness, the provisions of Section 162(m) of the Code, and the satisfaction of a tax reporting obligation) to an income tax deduction equal to the amount of ordinary income recognized by the participant. In general, the deduction will be allowed for the taxable year in which such ordinary income is recognized by the participant.

Performance Stock Awards. A participant generally will recognize no income upon the grant of a performance stock award. Upon the settlement of such awards, participants normally will recognize ordinary income in the year of receipt in an amount equal to the cash received and the fair market value of any nonrestricted shares received. If the participant is an employee, such ordinary income generally is subject to withholding of income and employment taxes. If the participant receives shares of restricted stock, the participant generally will be taxed in the same manner as described under “Restricted Stock.” Upon the sale of any shares received, any gain or loss, based on the difference between the sale price and the fair market value on the “determination date,” will be taxed as capital gain or loss. We generally should be entitled to a deduction equal to the amount of ordinary income recognized by the participant on the determination date, except to the extent such deduction is limited by applicable provisions of the Code.

Potential Limitation on Deductions. Compensation of persons who are “covered employees” of the Company is subject to the tax deduction limits of Section 162(m) of the Code. Awards that qualify as “performance-based compensation” are exempt from Section 162(m), thereby permitting us to claim the full federal tax deduction otherwise allowed for such compensation. The 2008 Plan is intended to enable the Committee to grant awards that will be exempt from the deduction limits of Section 162(m).

In accordance with Treasury Regulations issued under Section 162(m), compensation attributable to restricted stock awards, restricted stock unit awards, performance stock awards and performance cash awards will qualify as performance-based compensation if (i) such awards are approved by a compensation committee composed solely of “outside directors,” (ii) the plan contains a per-employee limitation on the number of shares for which such awards may be granted during a specified period, (iii) the per-employee limitation is approved by the stockholders, and (iv) the exercise or strike price of the award is no less than the fair market value of the stock on the date of grant. Compensation attributable to restricted stock, restricted stock units, performance shares, performance units, deferred stock and other stock-based awards will qualify as performance-based compensation, provided that (i) the award is approved by a compensation committee composed solely of “outside directors,” (ii) the award is granted, becomes vested or is settled, as applicable, only upon the achievement of an objective performance goal established in writing by the compensation committee while the outcome is substantially uncertain, (iii) our Compensation Committee certifies in writing prior to the granting (or vesting or settlement) of the award that the performance goal has been satisfied, and (iv) prior to the granting (or vesting or settlement) of the award, the stockholders have approved the material terms of the award (including the class of employees eligible for such award, the business criteria on which the performance goal is based, and the maximum amount, or formula used to calculate the amount, payable upon attainment of the performance goal). It is intended that awards granted under the 2008 Plan qualify as performance-based compensation that is exempt from the $1 million deduction limitation.

New Plan Benefits

We cannot currently determine the benefits or number of shares subject to awards that may be granted in the future to executive officers and employees under the 2008 Plan. The first table below sets forth information about awards granted during 2007 under our 2004 Stock Plan to our named executive officers, all current executive officers as a group, and all non-executive employees and consultants as a group.

Name	Stock Appreciation Rights (SARs) (#)	Restricted Stock (#)
Marc E. Chardon	—	22,500
Timothy V. Williams	53,333	16,000
Charles T. Cumbaa	53,333	16,000
Lee W. Gartley	43,333	13,000
Charles L. Longfield	36,133	10,840
Current executive officers as a group (9 persons)	359,464	130,340
All current employees and consultants, excluding our current executive officers and named executive officers (532 persons)	206,795	404,036

In addition we are unable to currently determine the benefits or number of shares subject to awards that may be granted in the future to our non-employee directors under the 2008 Plan. In 2007 each of our non-employee directors other than Mr. Hellman and Ms. Miles received a grant of 2,717 shares of restricted stock, which was equal to $60,000 divided by the fair market value of our common stock on the date of grant. Mr. Hellman, as the Chairman of the Board of Directors received a grant of 4,076 shares of restricted stock, which was equal to $90,000 divided by the fair market value of our common stock on the date of grant. Due to the position Ms. Miles holds with Save the Children and its policies on stock ownership, Ms. Miles receives cash compensation in lieu of equity compensation. See “Director Compensation” below for more information. The equity compensation to be received by non-employee directors in 2008 is currently being evaluated by our Compensation Committee, and the Committee is likely to recommend an increase to maintain competitiveness with our peer group. We anticipate that the amount of such equity compensation will be determined after re-election of the directors at the annual meeting. If this Proposal is approved by our stockholders, such grants of restricted stock will be made under the 2008 Plan.

Equity Compensation Plan Information

The following table provides information as of December 31, 2007 on all of our equity compensation plans currently in effect. All equity compensation plans have been approved by our stockholders.

	(a)	(b)	(c)
Plan name	Number of securities to be issued upon exercise of outstanding options, warrant and rights	Weighted-average price of outstanding options, warrant and rights	Number of securities remaining available for issuance under equity compensation plans (excluding securities reflected in column (a))
2004 Stock Plan	1,538,644	$19.94	1,126,520
2001 Stock Option Plan	560,590	$5.10	—
1999 Stock Option Plan	193,735	$4.80	—

PROPOSAL THREE

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors has selected the independent registered public accounting firm of PricewaterhouseCoopers LLP to audit our consolidated financial statements for the fiscal year ending December 31, 2008 and recommends that stockholders vote for ratification of such appointment. Although ratification is not required by our bylaws or otherwise, the Board is submitting the selection of PricewaterhouseCoopers LLP to our stockholders for ratification because we value our stockholders’ views on our independent registered public accounting firm and as a matter of good corporate practice. In the event of a negative vote on ratification, the Audit Committee will reconsider, but might not change, its selection. Notwithstanding the selection and ratification, the Audit Committee, in its discretion, may appoint a different independent registered public accounting firm at any time, if it believes doing so would be in our best interests and the best interests of our stockholders.

PricewaterhouseCoopers LLP has audited our financial statements annually since 2000. Representatives of PricewaterhouseCoopers LLP are expected to be present at the meeting with the opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

Vote Required

Approval of the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm requires the affirmative vote of the holders of at least a majority of the outstanding shares of our common stock entitled to vote and present or represented at the meeting.

In accordance with Delaware law, abstentions will be counted for purposes of determining both whether a quorum is present at the meeting and the total number of shares represented and voting on this proposal. While broker non-votes will be counted for purposes of determining the presence or absence of a quorum, broker non-votes will not be counted for purposes of determining the number of shares represented and voting with respect to the particular proposal on which the broker has expressly not voted and, accordingly, will not affect the approval of this proposal.

The Board of Directors unanimously recommends that stockholders vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm.

AUDIT COMMITTEE REPORT

Our Audit Committee has (1) reviewed and discussed the audited financial statements with management, (2) discussed with PricewaterhouseCoopers LLP, our independent registered public accounting firm, the matters required to be discussed by the Statement on Auditing Standards No. 61, and (3) received the written disclosures and the letter from the independent registered public accounting firm required by the Independence Standards Board Standard No. 1, and has discussed the accounting firm’s independence with the independent registered public accounting firm. Based upon these discussions and reviews, the Audit Committee recommended to our Board of Directors that the audited financial statements be included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and filed with the SEC.

Our Audit Committee is currently composed of the following three directors, all of whom are independent directors as defined in Rule 4200(a)(14) of the Nasdaq listing standards and Section 10A(m)(3) of the Exchange Act: Andrew M. Leitch, George H. Ellis and Marco W. Hellman. The Board of Directors has determined that Mr. Leitch is an “audit committee financial expert” as such term is defined in Item 407(d) of Regulation S-K promulgated by the SEC. Our Audit Committee operates under a written charter adopted by our Board of Directors, a copy of which is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

PricewaterhouseCoopers LLP served as our independent registered public accounting firm for 2007 and audited our consolidated financial statements for the year ended December 31, 2007.

Summary of Fees

The Audit Committee has adopted a policy for the pre-approval of all audit and permitted non-audit services that may be performed by our independent registered public accounting firm. Under this policy, each year, at the time it engages the independent registered public accounting firm, the Audit Committee pre-approves the audit engagement terms and fees and may also pre-approve detailed types of audit-related and permitted tax services, subject to certain dollar limits, to be performed during the year. All other permitted non-audit services are required to be pre-approved by the Audit Committee on an engagement-by-engagement basis.

The following table summarizes the aggregate fees billed for professional services rendered to us by PricewaterhouseCoopers LLP in 2006 and 2007. A description of these various fees and services follows the table.

	2006	2007
Audit Fees	$914,778	$868,117
Audit-related Fees	—	45,706
Tax Fees	7,135	—
All Other Fees	—	—

Total	$921,913	$913,823

Audit Fees

The aggregate fees billed to us by PricewaterhouseCoopers LLP in connection with the annual audit of our financial statements, for the reviews of our financial statements included in the quarterly reports on Form 10-Q, the audit of our internal control over financial reporting and for other services normally provided in connection with statutory and regulatory filings, were approximately $914,778 and $868,117 for the years ended December 31, 2006 and 2007, respectively.

Audit-Related Fees

There were no fees billed to us by PricewaterhouseCoopers LLP for audit-related services for the year ended December 31, 2006. The aggregate audit-related fees billed to us for the year ended December 31, 2007 were $45,706, primarily related to filing our amended Annual Report on Form 10-K for the year ended December 31, 2006.

Tax Fees

The aggregate fees billed to us by PricewaterhouseCoopers LLP in connection with tax services were approximately $7,135 for the year ended December 31, 2006. Tax fees were fees for tax compliance, tax advice and tax planning. There were no tax fees billed to us by PricewaterhouseCoopers LLP for the year ended December 31, 2007.

All Other Fees

We did not engage PricewaterhouseCoopers LLP for any services other than those listed above during 2006 or 2007.

Our Audit Committee has considered whether and determined that the provision of the non-audit services rendered to us during 2007 was compatible with maintaining the independence of PricewaterhouseCoopers LLP.

THE AUDIT COMMITTEE OF

THE BOARD OF DIRECTORS

Andrew M. Leitch, Chairman

George H. Ellis

Marco W. Hellman

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

The following table sets forth certain information regarding the beneficial ownership of our common stock as of April 21, 2008, unless otherwise noted below, for the following:

•	each person or entity known to own beneficially more than 5% of the outstanding common stock as of the date indicated in the corresponding footnote;

•	each director;

•	each of the named executive officers named in the Summary Compensation table; and

•	all directors and executive officers as a group.

Applicable percentage ownership is based on 44,715,486 shares of common stock outstanding as of April 21, 2008, unless otherwise noted below, together with applicable options for each stockholder. Beneficial ownership is determined in accordance with the rules of the SEC, based on factors including voting and investment power with respect to shares. Common stock subject to options currently exercisable, or exercisable within 60 days after April 21, 2008, are deemed outstanding for the purpose of computing the percentage ownership of the person holding those options, but are not deemed outstanding for computing the percentage ownership of any other person. Unless otherwise indicated, the address for each listed stockholder is c/o Blackbaud, Inc., 2000 Daniel Island Drive, Charleston, South Carolina 29492.

Name of Beneficial Owner	Shares Owned	Shares Under Exercisable Options(1)	Total Shares Beneficially Owned	Percentage Beneficially Owned
FMR Corp.(2) 82 Devonshire Street, Boston, Massachusetts 02109	4,595,166	—	4,595,166	10.28%
Waddell & Reed Financial, Inc.(3) 6300 Lamar Avenue Overland Park, Kansas 66202	3,510,350	—	3,510,350	7.85%
Munder Capital Management(4) 480 Pierce Street Birmingham, Michigan 48012	3,353,602	—	3,353,602	7.50%
Neuberger Berman Inc.(5) 605 Third Avenue New York, New York 10158	3,283,847	—	3,283,847	7.34%
Columbia Wanger Asset Management, L.P.(6) 227 West Monroe Street, Suite 3000 Chicago, Illinois 60606	2,900,000	—	2,900,000	6.49%
Marc E. Chardon	68,162	355,367	423,529	*
Timothy V. Williams	28,277	260,000	288,277	*
Charles T. Cumbaa	67,642	54,786	122,428	*
Marco W. Hellman	100,064	16,875	116,939	*
Andrew M. Leitch	2,717	17,024	19,741	*
Lee W. Gartley	13,000	—	13,000	*
Charles L. Longfield	10,840	—	10,840	*
George H. Ellis	5,360	—	5,360	*
John P. McConnell	5,360	—	5,360	*
Timothy Chou	2,717	—	2,717	*
Carolyn Miles	—	—	—	—
All executive officers and directors as a group (15 persons)	494,124	715,514	1,209,368	2.66%

*	Less than one percent.
(1)	Includes only options exercisable within 60 days of April 21, 2008. No SARs granted to our executive officers are exercisable within 60 days of April 21, 2008.

(2)	According to the information contained in the Schedule 13G/A filed by FMR LLC with the SEC on February 14, 2008, FMR LLC reported that it or certain of its affiliates beneficially owned 4,595,166 shares of our common stock as of December 31, 2007, and that they had (a) sole power to direct the vote of 1,321,377 shares, and (b) sole dispositive power with respect to 4,595,166 shares.
(3)	According to the information contained on the Schedule 13G/A filed with the SEC on February 1, 2008, Waddell & Reed Financial, Inc. reported that it or certain of its affiliates beneficially owned 3,510,350 shares of our common stock as of December 31, 2007, and that they had sole voting and dispositive power with respect to those shares.
(4)	According to the information contained on the Schedule 13G/A filed with the SEC on February 14, 2008, Munder Capital Management reported that, as of December 31, 2007, it had (a) sole power to direct the vote of 3,038,017 shares of our common stock, and (b) sole dispositive power with respect to 3,353,602 shares of our common stock.
(5)	According to the information contained on the Schedule 13G with the SEC on February 13, 2008, Neuberger Berman Inc. reported that it or certain of its affiliates beneficially owned 3,283,847 shares of our common stock as of December 31, 2007, and that they had (a) sole power to direct the vote of 3,950 shares, (b) shared voting power with respect to 2,747,614 shares and (c) shared dispositive power with respect to 3,283,847 shares.
(6)	According to the information contained in the Schedule 13G filed by Columbia Wanger Asset Management, L.P. with the SEC on January 22, 2008, as of December 31, 2007, it or certain of its affiliates beneficially owned 2,900,000 shares of our common stock and it had sole voting and dispositive power with respect those shares.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our executive officers and directors, and any person or entity who own more than ten percent of a registered class of our common stock or other equity securities, to file with the SEC certain reports of ownership and changes in ownership of our securities. Executive officers, directors and stockholders who hold more than ten percent of our outstanding common stock are required by the SEC to furnish us with copies of all required forms filed under Section 16(a). We prepare Section 16(a) forms on behalf of our executive officers and directors based on the information provided by them.

Based solely on review of this information and written representations from these persons that no other reports were required, we believe that, during fiscal year 2007, no reporting person failed to file the forms required by Section 16(a) of the Exchange Act on a timely basis.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Compensation Committee Report

Notwithstanding any statement to the contrary in any of our previous or future filings with the SEC, this Compensation Committee Report is not “soliciting material,” shall not be deemed “filed” with the SEC and shall not be incorporated by reference into any such filings.

The Compensation Committee has reviewed and discussed the following Compensation Discussion and Analysis section of this proxy statement with our management. Based on this review and discussion, the Compensation Committee recommended to our Board of Directors that the Compensation Discussion and Analysis be included in our proxy statement and incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2007.

THE COMPENSATION COMMITTEE OF THE

BOARD OF DIRECTORS

Marco W. Hellman, Chairman

Timothy Chou

John P. McConnell

COMPENSATION DISCUSSION AND ANALYSIS

We refer to our Chief Executive Officer, our Chief Financial Officer, and our next three most highly compensated executive officers in 2007 as our “named executive officers” in this proxy statement. This Compensation Discussion and Analysis will describe the Compensation Committee’s compensation objectives and policies for our named executive officers as well as all of our executive officers, including executive pay decisions and processes and all elements of our executive compensation program.

Executive Summary

Our overarching compensation goal is to link the financial interests of our executive officers to the attainment and furtherance of our long-term business strategies, which in turn, further the interests of our stockholders. We believe this is accomplished through the following principles and processes:

•

We maintain a relatively simple and transparent compensation program, the primary elements of which are: base salary; an annual bonus tied to company and individual performance; and an equity program consisting of stock appreciation rights that only provide value to executives if our stock price appreciates and restricted stock.

•	As a general policy, we do not favor non-cash benefits or perquisites (such as guaranteed retirement or pension plan benefits) to executive officers that are not available to our employees generally.

•

Executive officer compensation is benchmarked annually against a set peer group of companies selected on the basis of relevant industry, size and complexity to ensure that our compensation opportunities are within the range of comparative norms.

•

Compensation opportunities are targeted at the 50th percentile of the peer group for each element of pay. However, our program is flexible enough to allow our Compensation Committee to provide compensation above or below the target based on experience and in cases of exceptional or below target individual and/or company performance.

•	A significant portion of target total direct compensation (defined as base salary plus annual target bonus plus annual equity grant value) is performance-based via the cash bonus and stock-based compensation. This philosophy ensures a balance between long-term and short-term performance and a proper relationship between executive compensation and our operational performance and stockholder return.

•

Compensation recommendations for executive officers are developed by Mr. Chardon (except with respect to his own compensation), with input from our Human Resources Department. These recommendations are presented to our Compensation Committee and reviewed by an independent consultant, Compensia Inc. (“Compensia”), who is retained by our Compensation Committee.

For fiscal year 2007, the total direct compensation for our named executive officers (defined as base salary plus actual annual bonuses awarded plus annual equity grant value) was between the 65th and 75th percentile of the peer group we use for comparison. Compensation was above our target pay position, primarily due to a special, one-time equity grant made to our executive officers in November 2007 to promote retention. This special equity grant is described in further detail in the “Equity Incentive Programs” section of this Compensation Discussion and Analysis below. Our Compensation Committee and senior management believe the level of total compensation for our named executive officers is reasonable and appropriate based on our achievements in 2007 and the variable, performance-based nature of our compensation program.

Governance of Executive Officer Compensation Program

Role of the Compensation Committee

Our Compensation Committee has overall responsibility for approving and evaluating our executive officer compensation plans, policies and programs. The primary duties relating to administering our executive officer compensation plans, policies and programs include:

•	establishing the compensation philosophy for executive officers, including the compensation objectives, target pay levels and the peer group for executive compensation and performance benchmarking;

•	evaluating and approving all of our executive officer compensation plans, policies and programs;

•	reviewing and approving corporate goals and objectives relevant to performance and compensation of our Chief Executive Officer;

•	reviewing and approving, with input from the Board of Directors, equity compensation plans for our executive officers and employees; and

•	conducting periodic competitive evaluations of our executive officer compensation plans.

Our Compensation Committee is comprised entirely of independent directors in accordance with the Nasdaq Marketplace Rules, the Sarbanes-Oxley Act and SEC Rule 10A-3, and operates pursuant to a charter that further outlines the specific authority, duties and responsibilities of the Compensation Committee. The charter is periodically reviewed and revised by the Compensation Committee and our Board, and is available under Corporate Governance in the Company – Investor Relations section of our website at www.blackbaud.com.

Role of Executive Officers in Compensation Decision-Making

Mr. Chardon makes recommendations to our Compensation Committee regarding the compensation arrangements for the executive officers (except himself). In formulating his recommendations, Mr. Chardon considers both internal and external compensation data from our Human Resources Department and the Committee’s compensation consultant. The Compensation Committee consults with the full Board of Directors as necessary in making decisions regarding Mr. Chardon’s compensation.

Role of Compensation Consultant

Pursuant to its written charter, our Compensation Committee has the authority to engage the services of outside advisers, experts and others to assist the Committee. For 2007, the Committee employed Compensia, an independent consulting firm, to provide advice and information relating to executive and director compensation. Compensia reports to the Compensation Committee and does not provide any services to management. From time to time, the Committee may direct its advisor to work with the Human Resources Department to support management and the Committee in matters relating to the fulfillment of its charter.

At the request and on behalf of our Compensation Committee during 2007, Compensia:

•	reviewed and provided recommendations regarding the composition of the peer group used to benchmark executive compensation levels;

•

conducted a comprehensive review of the total compensation arrangements for all of our senior executives, including: preparation of tally sheets; competitive analysis of salary, total cash (salary plus bonus) and total direct compensation (total cash plus annual equity awards) levels; and proposing changes to the compensation structure;

•	analyzed the pay and performance relationship of our executive compensation program relative to our peer group;

•

updated our Compensation Committee on industry trends/best practices with respect to executive program design, including bonus program design and metrics, types of equity awards and aggregate equity usage;

•	reviewed and advised on the size and structure of executive compensation arrangements (i.e., base salary levels, target bonus levels and the size/form of target equity awards); and

•	worked with Mr. Chardon and our Human Resources Department to develop our non-executive equity program applicable to non-executive employees.

In the course of fulfilling these responsibilities, Compensia is generally asked to attend Compensation Committee meetings. In addition, Compensia also meets with management from time to time to gather information on and review proposals that management may present to the Compensation Committee. While the Compensation Committee considers the input of its consultant, the Compensation Committee’s executive compensation decisions, including the specific amounts paid to executive officers and directors, are its own and may reflect factors and considerations other than the information and recommendations provided by Compensia and management.

Executive Compensation Philosophy and Framework

Compensation Objectives

Our executive compensation program is designed to achieve three primary objectives:

1.	Provide market competitive compensation opportunities to attract and retain executives and incent them to perform at their highest level.

2.	Structure compensation, whether through salary, cash-based bonus plans or indirectly through appreciation of equity awards, that will ultimately contribute toward enhancing stockholder value.

3.	Ensure actual compensation realized by executives is linked to the attainment and furtherance of our long-term business strategies, and in turn, the interests of our stockholders.

Accordingly, our executive officers are primarily rewarded for successfully meeting quantitative performance goals which are directly related to generating positive returns for our stockholders.

The company uses the following compensation programs to achieve these objectives:

Compensation Element	Compensation Objective(s) Supported
Base Salary	#1 and #2
Annual Bonus	#1, #2 and #3
Equity Awards	#1, #2 and #3
Benefits	#1

Target Pay Position/Mix of Pay

The main components of our executive compensation program are base salary, annual bonus and equity grants. The three elements are discussed in greater detail below under “Elements and Evaluation of Executive Compensation.” For each of these three elements, our strategy has been to examine peer group and relevant industry compensation practices and target the 50th percentile of our market. The Compensation Committee has historically approved compensation levels for officers above and below the target pay position, based on experience, individual contribution and company performance relative to the peer group, to ensure an appropriate pay-for-performance alignment. The Compensation Committee does not aim to deliver a specified percentage of pay through each form of compensation; rather, it adheres to the overall principle of delivering the majority of compensation in variable, performance-based forms.

Compensation Benchmarking

The Compensation Committee, with the advice of its independent consultant, established a peer group in 2007 to evaluate our executive compensation program. This peer group is comprised of the following 23 software companies that we believe are comparable on the basis of market capitalization, competition for labor, revenue and number of employees:

Actuate Corporation Advent Software, Inc. Ansys, Inc. Aspen Technology, Inc. Blackboard, Inc. Bottomline Technologies, Inc. Concur Technologies, Inc. Epicor Software, Inc.	EPIQ Systems, Inc. i2 Technologies, Inc. Informatica Corporation JDA Software, Inc. Magma Design Automation, Inc. Manhattan Associates, Inc. MicroStrategy, Inc. MSC Software Corporation	Omnicell, Inc. Pegasystems, Inc. QAD, Inc. S1 Corporation SPSS, Inc. Tier Technologies, Inc. Tyler Technologies, Inc.

In addition to the compensation practices of the above companies, the Compensation Committee also reviews the executive pay practices of other similarly sized software companies with whom we compete for talent as reported in the Radford High-Technology Executive Compensation Survey. This information is considered when making recommendations for each element of compensation as well as total compensation. The peer group is reviewed annually by the Compensation Committee and adjustments are made as necessary to ensure the peer group continues to properly reflect the market in which we compete for talent.

Tally Sheets

The Compensation Committee periodically reviews tally sheets for the named executive officers and other executive officers and utilizes them, along with peer group analyses, in making its compensation decisions. These tally sheets affix dollar amounts to each component of compensation for the executive officers, including current pay (salary and cash and equity incentive bonuses), outstanding equity awards, benefits, perquisites and potential change in control severance payments. These tally sheets are only one tool used by the Compensation Committee in its deliberative process of evaluating the total amount of compensation provided to each executive officer and the impact that any adjustment to the various elements of each officer’s current compensation will have on total compensation. Tally sheets are not used in any formulaic manner to dictate pay decisions.

Elements and Evaluation of 2007 Executive Officer Compensation

Base Salary. Salary is one of the few fixed pay elements in our program and is used to ensure a base level of compensation. The salaries of our executive officers are based on peer group studies, individual experience and contribution, corporate performance and historical compensation practices for such officers.

The table below shows each named executive officer’s base salary for 2006 and 2007, the amount of the increase, if any, and the percentage increase for 2007.

Name	2006 Salary	2007 Salary		$ Increase	% Increase
Marc E. Chardon	$525,000	$543,375		$18,375	3.50%
Timothy V. Williams	$275,000	$286,000		$11,000	4.00%
Charlie Cumbaa	$255,000	$263,925		$8,925	3.50%
Lee Gartley(1)	—	$234,000		—	—
Chuck Longfield(1)	—	$260,000	(2)	—	—

(1)	Messrs. Gartley and Longfield became employees of Blackbaud in connection with our acquisition of Target Software, Inc. and Target Analysis Group, Inc. in January 2007.
(2)	Mr. Longfield’s annual base salary was set at $260,000, but Mr. Longfield received $226,667 due to unpaid leave taken during 2007.

Benefits and Perquisites. It is the Compensation Committee’s goal to generally provide the same benefits to our executive officers as is provided to all of our employees. Accordingly, the executive officers are entitled to receive certain cash benefits which are received by all of our eligible employees. These benefits include a matching contribution to our 401(k) plan, payment of life and disability insurance premiums and dividends paid on restricted stock. Certain executive officers also receive an automobile allowance and/or an equipment subsidy which the Compensation Committee believes enhances the recruitment and retention of these individuals.

Performance-Based Annual Bonus. Our corporate annual cash bonus plan provides for the payment of cash bonuses based on our performance in relation to predetermined company objectives and individual performance goals. Bonus targets in 2007 were equal to approximately 85% of base salary for Mr. Chardon, 50% of base salary for Messrs. Williams and Cumbaa and 40% of base salary for Messrs. Gartley and Longfield.

Each individual’s maximum potential bonus is determined based on the achievement of objective, corporate performance goals. For 2007, the performance metrics of the annual cash bonus plan included revenue (70% weighting) and adjusted EBIT (30% weighting). For purposes of the corporate annual cash bonus plan, adjusted EBIT means the sum of the following determined on a consolidated basis, without duplication, for us and our subsidiaries in accordance with generally accepted accounting principles: (a) net income plus (b) the sum of the following to the extent deducted in determining net income (i) income and franchise taxes, (ii) interest expense, and (iii) bonus expense less (c) interest income and any extraordinary gains.

The determination of an individual’s maximum potential bonus is based on the following matrix.

	Performance/Payout
	Below Threshold	Threshold	Target	Maximum
Revenue as % of Target	<90%	90%	100%	120%
Adjusted EBIT as % of Target	<90%	90%	100%	120%
Maximum Individual Potential Bonus as % of Target	0%	50%	100%	200%

The threshold revenue and adjusted EBIT must both be achieved for any bonus to be paid under the plan.

Messrs. Williams, Gartley and Longfield’s bonus awards are determined entirely on the foregoing. Eighty percent (80%) of Mr. Chardon’s bonus is based on the achievement of corporate performance as described above, while twenty percent (20%) of Mr. Chardon’s bonus is based on the Compensation Committee’s subjective evaluation of Mr. Chardon’s performance during the year. Mr. Cumbaa’s annual cash bonus is determined based on a blend of corporate performance as described above (50%) and the achievement of revenue goals for to the professional services business unit (50%) for which Mr. Cumbaa has responsibility.

Our revenue and adjusted EBIT performance in 2007 was 100.8% and 101.6% of target, respectively, which results in a maximum potential bonus under the plan equal to 105% of target payout. The “Non-Equity Incentive Plan Compensation” column contained in the Summary Compensation Table below details the payments made to the named executive officers under the 2007 annual cash bonus plan.

As discussed above, based on our revenue and adjusted EBIT performance in 2007, the maximum potential bonus for achievement of our corporate goals was equal to 105%. Accordingly, the 2007 bonus for each of Messrs. Williams, Gartley and Longfield were equal to 105% of their target bonus amount. Mr. Chardon received $391,230 for the corporate performance component of his 2007 bonus (105% of the 80% of total target bonus assigned to corporate performance). Mr. Chardon also received $139,725 for the individual component of his 2007 bonus, which is equal to 150% of the 20% of total target bonus assigned to individual performance. The Compensation Committee set the individual component of Mr. Chardon’s 2007 bonus at 150% due to Mr. Chardon’s strong leadership and performance during 2007, a year in which our total revenue increased 34% compared to 2006 and during which we acquired and began the successful integration of three companies.

Mr. Cumbaa received $62,352 for the corporate performance component of his 2007 bonus (105% of the 50% of total target bonus assigned to corporate performance). Mr. Cumbaa also received an additional $64,728 for the component of his bonus related to our professional business unit meeting certain revenue goals. The revenue performance for this business unit was equal to 109% of target, and accordingly, Mr. Cumbaa was awarded 109% of the 50% of his target bonus for this component.

Mr. Chardon recommended and the Compensation Committee approved the payments to the named executive officers, except for himself.

Equity Incentive Programs. Long-term equity incentives, including restricted stock, stock-settled stock appreciation rights (“SARs”) and stock options granted pursuant to our 2004 Stock Plan and stock options granted pursuant to our 2001 and 1999 Stock Option Plans, are intended to help align the interests of executive officers with our stockholders. Since 2005, we granted executive officers a mix of stock options or SARs and restricted stock. In 2006, 75% of an executive’s award was granted in the form of SARs that vest 100% after three years and 25% was granted in the form of restricted stock that vest in equal annual installments over four years.

As part of its engagement in 2007, the Compensation Committee instructed Compensia to evaluate the Company’s executive equity program and identify improvement opportunities that would support the Committee’s objectives of:

•	retaining key executives that have performed well for stockholders to date;

•	continuing to incentivize executives to increase stockholder value; and

•	aligning the financial interests of management with those of its stockholders.

At the conclusion of this process, the Compensation Committee approved a framework that serves as the basis for the named executive officers’ (other than the Chief Executive Officer) equity awards listed in the Grant of Plan-Based Awards Table below. The details and rationale behind the approved equity award framework is as follows:

•	beginning in November 2007, equity grant value was delivered 50% in SARs and 50% in restricted stock to provide a better balance between retention and incentives to increase stockholder value;

•	many executives are substantially vested in their past equity awards, and thus, there is less retention value from existing awards;

•

the vesting schedule for SARs will now be the same as restricted stock (four equal annual amounts from the date of grant) which will conform to market norms and also enhance retention because of the additional year of vesting; and

•

equity awards will be targeted to the 50th percentile of our market, which is higher than our historical practices. This strategy supports our overall objective of paying our executives competitively, yet through variable compensation that will align the financial interests of executives with those of stockholders

Finally and for 2007 only, the Compensation Committee agreed to award equity at two times the 50th percentile, or approximately the 75th percentile. This action was taken to address retention concerns at the executive level that arose due to the significant vested position of most executives and historically below market equity awards. The Compensation Committee fully intends and expects to make equity awards closer to the 50th percentile levels in 2008.

In connection with entering into the employment agreement with Mr. Chardon on November 28, 2005, we granted Mr. Chardon an option to purchase 800,000 shares of our common stock. This stock option vested as to 25% of the shares on the first anniversary of the date of grant (November 28, 2006), with  1/12 of the shares vesting every three months thereafter until fully vested. We also granted Mr. Chardon 34,938 shares of restricted common stock on November 28, 2005, 25% of which have or shall vest on the first, second, third and fourth anniversary of the date of grant. On November 9, 2006 and November 6, 2007, the Compensation Committee granted 21,028 and 22,500 shares of restricted stock, respectively, to Mr. Chardon, 25% of which shall vest on the first, second, third and fourth anniversary of the date of grant as provided in his agreement. Mr. Chardon’s employment agreement provides for an annual grant of restricted stock at a value of no less than $562,500.

The table below lists the SARs and restricted stock awards made to each named executive officer in 2007, including Mr. Chardon’s restricted share grant. These grants were made on November 6, 2007, and the closing price of our common stock on the Nasdaq Global Select Market on that date was $26.97. Grant levels are structured in consideration of peer group practice with respect to the economic value of equity compensation (i.e., the Black-Scholes value of stock options and SARs and fair value of restricted stock on the date of grant), individual performance, criticality of role, the expected future contribution and long-term retention of the executive and our performance compared to the peer group.

Name	Number of SARs	Number of Restricted Shares
Marc E. Chardon	—	22,500
Timothy V. Williams	53,333	16,000
Charles T. Cumbaa	53,333	16,000
Lee W. Gartley	43,333	13,000
Charles L. Longfield	36,133	10,840

2007 Total Compensation. The Compensation Committee believes it is fulfilling our compensation objectives and in particular, rewarding executive officers in a manner that supports our strong pay-for-performance philosophy. Executive compensation is tied directly to our performance and is structured to ensure that there is an appropriate balance between our long-term and short-term performance, a balance between our operational performance and stockholder return, and effective retention of management team that the Compensation Committee has been critical to Blackbaud’s success and stockholder value creation.

Equity Grant Policy

We do not have any programs, plans or practices with respect to the timing of equity grants in coordination with the release of material nonpublic information. Likewise, we do not time the release of material nonpublic information for the purpose of affecting the value of equity or other compensation granted to our named executive officers. As a policy, the Compensation Committee grants equity awards during periods considered to be our open trading windows (beginning two business days following our earnings release and ending one month prior to the end of the fiscal quarter).

Tax Deductibility of Executive Compensation

The Compensation Committee also considers the potential impact of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) disallows a tax deduction for any publicly held corporation for individual compensation exceeding $1 million in any taxable year for Mr. Chardon and the other senior executive officers, except for compensation that is performance-based under a plan that is approved by the stockholders and that meets certain other technical requirements. It is the policy of the Compensation Committee to periodically review and consider whether particular compensation and incentive payments to our executives will be deductible for federal income tax purposes. Based on our current compensation plans and policies and proposed regulations interpreting this provision of the Code, we believe that, for the near future, there is little risk that we will lose any significant tax deduction for executive compensation. However, the Compensation Committee retains the ability to evaluate the performance of our executives and to compensate executives appropriately, even if it may result in the non-deductibility of certain compensation under federal tax law.

SUMMARY COMPENSATION TABLE

The following table sets forth information concerning compensation paid or accrued to our Chief Executive Officer, our Chief Financial Officer and the other three most highly compensated officers in 2006 and 2007. For purposes of this proxy statement, we refer to the executive officers named in the table below as the named executive officers.

Name and Principal Position	Year	Salary	Stock Awards(1)	Option Awards(1)	Non-Equity Incentive Plan Compensation	All Other Compensation(2)		Total
		$	$	$	$	$		$
Marc E. Chardon President and Chief Executive Officer	2007 2006	$543,375 525,000	$309,438 166,822	$2,131,768 4,844,739	$530,955 389,880	$25,222 81,668		$3,540,758 6,008,109

Timothy V. Williams Senior Vice President and Chief Financial Officer	2007 2006	286,000 275,000	75,238 48,486	86,981 9,805	150,150 114,538	22,440 20,735		620,809 468,564

Charles T. Cumbaa Senior Vice President, Products and Services	2007 2006	263,925 255,000	75,238 48,486	86,981 13,976	127,080 105,000	14,315 11,735		567,539 434,197

Lee W. Gartley President, Target Division	2007 2006	234,000 —	12,951 —	15,815 —	98,280 —	410,137 —	(3)	771,183 —

Charles L. Longfield Chief Scientist	2007 2006	226,667 —	10,810 —	13,184 —	93,100 —	405,321 —	(3)	749,082 —

(1)

The reported amounts represent the amount of compensation expense we recognized in 2006 and 2007 (as the “requisite service period” per SFAS 123R) pertaining to unvested restricted stock, stock options and SARs awarded to our executive officers in the relevant fiscal year as well as in prior fiscal years. Following

SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. All assumptions made regarding the valuation of equity awards can be referenced in Note 11 “Stock-based compensation” to the consolidated financial statements located in our most recent Annual Report on Form 10-K filed on February 29, 2008.

(2)	Includes the following for each named executive officer:

Name	Year	401(k) Company Match	Dividends Paid on Restricted Stock	Life and Disability Insurance Premiums
		$	$	$
Marc E. Chardon	2007	$7,750	$16,782	$690
	2006	7,500	10,643	690
Timothy V. Williams	2007	7,750	5,000	1,290
	2006	7,500	3,545	1,290
Charles T. Cumbaa	2007	7,750	5,000	690
	2006	7,500	3,545	690
Lee W. Gartley	2007	4,079	1,105	453
	2006	—	—	—
Charles L. Longfield	2007	3,979	921	421
	2006	—	—	—

Also includes the reimbursement of $10,000 paid to Mr. Chardon in 2006 for the negotiation of his employment agreement, $52,835 paid to Mr. Chardon in 2006 for reimbursement of relocation expenses, a payment of $8,400 in each of 2006 and 2007 to Mr. Williams for an automobile allowance and $875 paid in 2007 to Mr. Cumbaa for an equipment subsidy.

(3)	Messrs. Gartley and Longfield each received $400,000 for a payment made upon entering into a noncompetition agreement with us in connection with our acquisition of Target Software, Inc. and Target Analysis Group, Inc. in January 2007.

GRANT OF PLAN-BASED AWARDS FOR 2007

The following table provides information regarding grants of plan-based awards made to our named executive officers in 2007.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards			All Other Stock Awards; Number of Shares of Stock or Units (#)(2)	All Other Option Awards; Number of Securities Underlying Options (#)(3)	Exercise or Base Price of Option Awards ($/sh)(4)	Closing Price on Date of Grant ($/sh)(4)	Grant-Date Fair Value of Stock and Option Awards ($)(5)
		Threshold ($)	Target ($)(1)	Maximum ($)
Marc E. Chardon	01/18/07 11/08/07	$0	$465,750	$931,500	22,500				$606,825

Timothy V. Williams	01/18/07 11/06/07 11/06/07	0	143,000	286,000	16,000	53,333	$26.11	$26.97	431,520 510,258

Charles T. Cumbaa	01/18/07 11/06/07 11/06/07	0	118,766	237,532	16,000	53,333	$26.11	$26.97	431,520 510,258

Lee W. Gartley	01/18/07 11/06/07 11/06/07	0	93,600	194,400	13,000	43,333	$26.11	$26.97	350,610 414,584

Charles L. Longfield	01/18/07 11/06/07 11/06/07	0	86,667	173,334	10,840	36,133	$26.11	$26.97	292,355 345,699

(1)	Mr. Chardon’s target bonus is established by the Compensation Committee, and pursuant to his employment agreement his target bonus can be no less than $450,000. The 2007 target bonuses for our other named executive officers were based upon a percentage of their annual salary as follows:

Executive	Target
Timothy V. Williams	50% of Annual Salary
Charles T. Cumbaa	45% of Annual Salary
Lee W. Gartley	40% of Annual Salary
Charles L. Longfield	40% of Annual Salary

(2)	The named executive officers were each granted the number of shares of restricted common stock provided next to their names in the table. All grants of restricted common stock vest on the first, second, third and fourth anniversary of the date of grant, subject to continued employment. The vested and unvested shares of common stock subject to the stock awards are entitled to dividends or dividend equivalents.
(3)	The named executive officers were each granted the number of stock appreciation rights (“SARs”) provided next to their names in the table. 100% of the SARs will be settled in stock at the time of exercise and vest in four equal annual installments from the date of grant, subject to continued employment. The number of shares issued upon the exercise of the SARs is calculated as the difference between the share price of our stock on the date of exercise and the base price of the SAR, multiplied by the number of SARs and then divided by the share price on the exercise date.
(4)	Pursuant to the terms of the 2004 Stock Plan, we use the closing price of the date prior to the date of grant for determining the base price, or exercise price, for its SARS, as this price is known at the time the Compensation Committee approves the grant.
(5)	The grant-date fair value of the restricted stock awards for all of the named executive officers are based on the closing price on the date of grant ($26.97 on November 6, 2007). The SARs grant-date fair value is based on the weighted grant-date fair value of $9.57 per SAR based upon the Black-Scholes option pricing model.

OUTSTANDING EQUITY AWARDS AT 2007 FISCAL YEAR-END

The following table contains information concerning unexercised stock options and stock appreciation rights or SARs and shares of restricted stock that have not vested for the named executive officers as of December 31, 2007.

	Option Awards						Stock Awards
Name	Number of Securities Underlying Unexercised Options/SARs Exercisable (#)	Number of Securities Underlying Unexercised Options/SARs Unexercisable (#)		Option/SAR Exercise Price ($)		Option/ SAR Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(8)
Marc E. Chardon	261,578	400,000	(1)		$16.10	11/28/2012	55,740	(4)	$1,562,950

Timothy V. Williams	260,000 — —	— 24,774 53,333	(2) (3)	$ $ $	4.80 26.75 26.11	10/01/2010 11/10/2011 11/07/2014	23,915	(5)	670,577

Charles T. Cumbaa	3,168 51,618 — —	— — 24,774 53,333	(2) (3)	$ $ $ $	4.80 5.44 26.75 26.11	10/01/2010 10/18/2012 11/10/2011 11/07/2014	23,915	(6)	670,577

Lee. W. Gartley	—	43,333	(3)		$26.11	11/07/2014	13,000	(7)	364,520

Charles L. Longfield	—	36,133	(3)		$26.11	11/07/2014	10,840	(7)	303,954

(1)	1/12th of Mr. Chardon’s remaining unvested options vested on February 28, 2008 and will continue to vest 1/12th every three months thereafter, subject to continued employment.

(2)	100% of the unvested SARs underlying this award for Messrs. Williams and Cumbaa will vest three years from the date of grant (November 9, 2006), subject to continued employment, and shall be settled in stock at the time of exercise.
(3)	The shares subject to this award vests in four equal annual installments beginning on November 6, 2008, subject to continued employment, and shall be settled in stock at time of exercise.
(4)	The unvested portion of Mr. Chardon’s award will vest as follows: 17,469 restricted shares will vest in two equal installments beginning on November 28, 2007, 15,771 restricted shares will vest in three equal installments beginning on November 9, 2008 and 22,500 restricted shares will vest in four equal installments beginning on November 6, 2008.
(5)	The unvested portion of Mr. Williams’s award will vest as follows: 6,500 restricted shares will vest in two equal installments beginning on October 28, 2008, 1,415 restricted shares will vest in three equal installments beginning on November 9, 2008 and 16,000 restricted shares will vest in four equal installments beginning on November 6, 2008.
(6)	The unvested portion of Mr. Cumbaa’s award will vest as follows: 6,500 restricted shares will vest in two equal installments beginning on October 28, 2008, 1,415 restricted shares will vest in three equal installments beginning on November 9, 2008 and 16,000 restricted shares will vest in four equal installments beginning on November 6, 2008.
(7)	The total number of restricted shares listed for Messrs. Gartley and Longfield will vest in four equal installments beginning on November 6, 2008.
(8)	Based on $28.04 per share which was the closing price of our common stock on the Nasdaq Global Select Market on December 31, 2007.

OPTION EXERCISES AND STOCK VESTED IN 2007

The table below sets forth information concerning the exercise of stock options and vesting of restricted stock for each named executive officer during 2007.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(1)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(2)
Marc E. Chardon	106,211	$1,221,774	13,992	$378,277
Timothy V. Williams	115,000	2,707,394	3,722	100,167
Charles T. Cumbaa	90,214	1,764,738	3,722	100,167
Lee W. Gartley	—	—	—	—
Charles L. Longfield	—	—	—	—

(1)	Value represents market value at date of exercise less the exercise price.
(2)	Value represents market value on the date of vesting.

Nonqualified Deferred Compensation

We currently do not offer a deferred compensation plan.

Retirement Plans

We have no defined benefit pension plans or supplemental retirement plans for executives.

Potential Payments Upon Termination of Employment or Change in Control

Set forth below are descriptions of potential payments to our named executive officers in connection with any termination of employment or upon a change in control of Blackbaud. The payments are quantified assuming the termination of employment or change in control occurred on the last trading day of our most recently completed fiscal year (December 31, 2007) and that the price per share of common stock is the closing price on December 31, 2007 ($28.04 per share).

Messrs. Williams, Cumbaa, Gartley and Longfield

We have entered into at-will employment agreements with Timothy V. Williams, Charles T. Cumbaa, Lee W. Gartley and Charles L. Longfield to employ each officer in their current positions, which agreements are dated January 2, 2001, May 16, 2001, January 16, 2007 and January 16, 2007, respectively. Each agreement prohibits the officer from entering into employment with any direct competitor or soliciting any employee of ours to leave us for two years after termination of the agreement. Additionally, each agreement prohibits the solicitation of our customers or clients for two years after termination of the agreement. None of the agreements provide for any severance payments. The agreements have no set term.

Mr. Chardon

In November 2005, we entered into a five-year employment agreement with Mr. Chardon to serve as our President and Chief Executive Officer. Under the agreement, Mr. Chardon is entitled to a severance payment upon termination of his employment under certain circumstances, as described below. If in connection with payments following termination of Mr. Chardon’s agreement, Mr. Chardon is subject to taxation under Section 409A(a)(1)(B) of the Internal Revenue Code, we will be obligated to pay an additional “gross up” payment sufficient to place him in the same after-tax position as he would have been had the tax not applied.

The payments upon termination summarized below assume that the terminating event occurred on the last day of our most recently completed fiscal year (December 31, 2007), and that the price per share of our common stock is the closing market price on the last trading day of our most recently completed fiscal year ($28.04 on December 31, 2007).

Termination by Blackbaud Without Cause or by Mr. Chardon For Good Reason

If Mr. Chardon’s employment is terminated (1) without cause, as defined in the agreement; or (2) by Mr. Chardon for good reason, as defined in the agreement, we will be obligated to:

•	pay a pro-rata share of his target bonus compensation accrued through the termination date ($465,750 based on Mr. Chardon’s 2007 target bonus amount);

•	continue to pay his base salary for a period of twelve months ($543,375);

•	pay a lump sum payment equal to his annual target bonus amount ($465,750);

•	accelerate 12 months of vesting of stock options ($2,388,000) and restricted stock ($550,061) as if his termination date was 12 months later; and

•	provide health benefits at the same level as in effect on the termination date for a period of 18 months ($14,306).

Upon a Change in Control

If Mr. Chardon’s employment is terminated due to a change in control, as defined in the agreement, we will be obligated to:

•	pay a pro-rata share of his target bonus compensation accrued through the termination date ($465,750 based on Mr. Chardon’s 2007 target bonus amount);

•	continue to pay his base salary for a period of twelve months ($543,375);

•	pay a lump sum payment equal to his annual target bonus amount ($465,750);

•	accelerate and fully vest 100% of unvested stock options ($4,776,000) and restricted stock ($1,562,950); and

•	provide health benefits at the same level as in effect on the termination date for a period of 18 months ($14,306).

Termination For Cause

If Mr. Chardon’s employment is terminated for cause, as defined in the agreement, we will be obligated to pay him any accrued salary or unpaid vacation time through the termination date. All unexercised stock options, whether vested or unvested, and any unvested shares or restricted stock granted to Mr. Chardon during the term of his employment will be immediately forfeited upon such termination.

Death or Disability

If Mr. Chardon’s employment is terminated by death or by reason of his inability to perform, as defined in the agreement, we will be obligated to pay him or his estate a pay a pro-rata share of his bonus compensation accrued through the termination date ($465,750 based on Mr. Chardon’s 2007 target bonus amount).

In Mr. Chardon’s employment agreement, the term “cause” is defined generally as:

•	conviction or plea of no contest to any felony;

•	any act of theft, fraud or embezzlement, or any other willful misconduct or willfully dishonest behavior which is materially detrimental to our reputation, business and/or operations;

•	willful and repeated failure or refusal to perform his reasonably-assigned duties; and/or

•	willful violation of the noncompetition, nonsolicitation and confidentiality provisions of the agreement.

In Mr. Chardon’s employment agreement, the term “good reason” is defined generally as:

•	any materially adverse change or diminution in the office, title, duties, powers, authority or responsibilities and is not corrected within 30 days of notice;

•	the occurrence of a change in control (defined below);

•	our failure to pay or provide him with the compensation or benefits due and payable;

•	a reduction in his base salary or target bonus compensation or a material reduction of any other material employee benefit or perquisite;

•	failure to be elected as a director or his removal from the board of directors; and/or

•	relocation of our principal office to a location more than forty (40) miles from Charleston, South Carolina without his consent.

In Mr. Chardon’s employment agreement, the term “change in control” is defined generally as:

•

the consummation of a merger or consolidation in which the stockholders of our company immediately prior to such event own less than 50% of the combined entity immediately following the merger or consolidation;

•	a sale of all or substantially all of our assets; and/or

•	our liquidation or dissolution.

DIRECTOR COMPENSATION FOR FISCAL YEAR 2007

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Options(1)	All Other Compensation(2)	Total
Timothy Chou	$31,500	$30,536	—	$462	$62,498
George H. Ellis	$42,500	$60,259	—	$911	$103,670
Marco W. Hellman(3)	$50,000	$90,433	$14,802	$1,367	$156,602
Andrew M. Leitch	$69,500	$60,259	$3,823	$911	$134,493
John P. McConnell	$43,500	$60,259	—	$911	$104,670
Carolyn Miles(3)	$91,500	—	—	—	$91,500

(1)	The reported amounts represent the amount of compensation expense we recognized in 2007 (as the “requisite service period” per SFAS 123R) pertaining to restricted stock and options awarded to our directors in 2007 as well as in prior fiscal years. Following SEC rules, the amounts shown exclude the impact of estimated forfeitures related to service-based vesting conditions. The grant-date fair value of restricted stock awards granted in 2007 were $60,000 for Messrs. Chou, Ellis, Leitch and McConnell and $90,000 for Mr. Hellman. No option or SAR awards were granted to our directors in 2007.
(2)	Includes only dividends paid in 2007 on shares of restricted stock granted as equity compensation.
(3)	Mr. Hellman voluntarily forfeited cash payment of fees for attending Board and committee meetings.
(4)	In lieu of restricted stock, Ms. Miles elected to receive additional cash compensation equal to $60,000 due to her position with Save the Children and its policies on stock ownership.

The table below shows the aggregate number of shares of restricted stock and stock options held by non-employee directors as of December 31, 2007 that were received as compensation.

Name	Restricted Stock(1)	Stock Options(2)
Timothy Chou	2,717	—
George H. Ellis	2,717	—
Marco W. Hellman	4,076	22,500
Andrew M. Leitch	2,717	18,274
John P. McConnell	2,717	—
Carolyn Miles(3)	—	—

(1)	Pursuant to our director compensation plan, we make annual grants of restricted stock to directors that vest 100% on the first anniversary of the date of grant, subject to the director remaining as a member of our Board of Directors.
(2)	Mr. Hellman’s stock options vest in four equal installments beginning on July 22, 2005. 13,274 of Mr. Leitch’s stock options vested in three equal installments beginning on February 17, 2005 and 5,000 of the options vest in four equal installments beginning on July 22, 2005.
(3)	Due to the position Mr. Miles holds with Save the Children and its policies on stock ownership, Ms. Miles receives cash compensation in lieu of equity compensation.

Director Compensation Philosophy

The general policy of our Board is that compensation for independent directors should be a mix of cash and equity-based compensation. For fiscal year 2007, the Compensation Committee evaluated the appropriate level and form of compensation for independent directors and recommended changes to the Board when appropriate. The Compensation Committee will make such compensation evaluations and recommendations annually. The Board reviews the Committee’s recommendations and then determines the amount of director compensation.

Fees Earned or Paid in Cash

We pay non-employee members of our Board of Directors, other than the chairperson of our Board of Directors and the chairperson of our Audit Committee, an annual cash retainer of $17,500. The chairperson of our Board of Directors receives an annual cash retainer of $50,000 and the chairperson of our Audit Committee receives an annual cash retainer of $32,500. All non-employee directors receive $3,000 for each of our regularly scheduled quarterly meetings of our Board of Directors attended in person and $1,000 for each of our regularly scheduled quarterly committee meetings attended in person. In addition, we pay each non-employee director $1,000 for each non-scheduled meeting of our Board of Directors or committee meeting attended by telephone.

Equity Compensation

With the exception of Ms. Miles, each non-employee director also receives an annual grant of restricted stock, to be granted on July 1st of each year. The number of shares granted to each of our non-employee directors in 2007 was equal to $60,000 divided by the fair market value of our common stock on the date of grant. The shares granted shall vest 100% on the first anniversary of the date of grant, subject to the director remaining a member of our Board of Directors. In addition, in 2007 we granted our non-employee chairperson of our Board of Directors an additional grant of restricted stock worth $30,000 upon the same terms as the restricted stock grants previously referenced. In lieu of a restricted stock grant in 2007, Ms. Miles received additional cash compensation equal to $60,000 due to her position with Save the Children and its policies on stock ownership. The equity compensation to be received by non-employee directors in 2008 is currently being evaluated by our Compensation Committee, and the Committee is likely to recommend an increase to maintain competitiveness with our peer group. We anticipate that the amount of such equity compensation will be determined after re-election of the directors at the annual meeting.

Stock Ownership Guidelines

Under our Non-Employee Directors’ Stock Ownership Guidelines, it is expected that non-employee directors will accumulate, through equity compensation, not later than three years after first receiving his or her first annual restricted stock award, $100,000 of our common stock. Once a non-employee director has been a director for five consecutive years, he or she shall be expected to accumulate, through equity compensation, $200,000 of our common stock. Additionally, non-employee directors should not dispose of any shares of restricted stock granted to such director until reaching the ownership targets, unless the disposition is to satisfy tax obligations resulting from the lapse of restrictions. Due to the stock ownership policies of Save the Children, Ms. Miles is exempt from the Non-Employee Directors’ Stock Ownership Guidelines.

Continuing Director Education

Our non-employee directors are encouraged to attend director education seminars that are designed to develop skills and strategies for effective service on our Board of Directors. As such, it is our policy to reimburse non-employee directors for the reasonable and direct costs, including transportation and lodging, of attending such educational seminars. These reimbursement costs are not included in the Director Compensation Table above.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of our Board of Directors who served on the Compensation Committee during 2007 were Chairman Marco W. Hellman, Timothy Chou, Andrew M. Leitch and John P. McConnell. None of these individuals has ever served as an officer or employee of ours. Marc E. Chardon, our President and Chief Executive Officer participated in discussions and decisions regarding salaries and incentive compensation for all of our executive officers, except Mr. Chardon is excluded from discussions regarding his own salary, bonus and equity compensation. None of the members of the Compensation Committee serves or in the past has served as one of our officers or has been employed by us and none of our executive officers have served on the compensation committee or board of any company that employed any member of our Compensation Committee or Board of Directors.

TRANSACTIONS WITH RELATED PERSONS

Our policy regarding transactions with affiliates is that they should be made on terms no less favorable to us than could have been obtained from unaffiliated third parties. The written charter for our Audit Committee authorizes the Audit Committee to review and approve related party transactions. All transactions other than compensatory arrangements between us and our officers, directors, principal stockholders and their affiliates will be approved by our Audit Committee or a majority of the disinterested directors, and will continue to be on terms no less favorable to us than could be obtained from unaffiliated third parties. The written charter for our Audit Committee authorizes the Audit Committee to review and approve related party transactions. We describe below agreements we have with one or more of our officers, directors, principal stockholders and their affiliates under which payments exceeding $120,000 were made in 2007.

Lease agreement. We entered into a lease agreement dated as of October 13, 1999 with Duck Pond Creek, LLC to lease the space for our headquarters in Charleston, South Carolina. Duck Pond Creek is a South Carolina limited liability company, 4% of which is owned by each of Louis J. Attanasi and Gerard J. Zink, two of our executive officers. Under this lease, we made payments to Duck Pond Creek totaling approximately $4.8 million in 2007. The base rate escalates annually at a rate equal to the change in the consumer price index, as defined in the agreement. Based on publicly-available survey data on office space rental rates in our area at the time we entered into the lease, we believe that this lease agreement is on terms at least as favorable to us as could have been obtained from an unaffiliated third party.

STOCKHOLDER PROPOSALS

Stockholders may present proposals for action at meetings of stockholders only if they comply with the proxy rules established by the SEC, applicable Delaware law and our bylaws, a copy of which was filed as Exhibit 3.2 to our Registration Statement on Form S-1/A filed with the SEC on April 6, 2004. No stockholder proposals were received for consideration at our 2008 annual meeting of stockholders.

Under SEC Rule 14a-8, in order for a stockholder proposal to be included in our proxy solicitation materials for our 2009 annual meeting of stockholders, it must be delivered to our Corporate Secretary at our principal executive offices by January 1, 2009; provided, however, that if the date of the 2009 annual meeting is advanced more than 30 days prior to or delayed by more than 30 days after June 18, 2009, notice by the stockholder must be delivered not later than the close of business on the later of (1) the 90th day prior to the 2009 annual meeting or (2) the 10th day following the day on which public announcement of the date of the 2009 annual meeting is first made.

Under our bylaws, in order for a stockholder to bring any business before a stockholder meeting, the stockholder must provide us written notice not more than seventy-five (75) and not less than forty-five (45) days before the meeting in writing by registered mail, return receipt requested. Any such notice shall set forth the following as to each matter the stockholder proposes to bring before the meeting: (a) a brief description of the business desired to be brought before the meeting and the reasons for conducting such business at the meeting and, if such business includes a proposal to amend our bylaws, the language of the proposed amendment; (b) the name and address, as they appear on our corporate books, of the stockholder proposing such business; (c) the class and number of our shares that are beneficially owned by such stockholder; (d) a representation that the stockholder is a holder of record of stock entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to propose such business; and (e) any material interest of the stockholder in such business. In the absence of such notice meeting the above requirements, a stockholder shall not be entitled to present any business at any meeting of stockholders.

HOUSEHOLDING MATTERS

Some banks, brokers and other nominee record holders may be participating in the practice of “householding” proxy statements and annual reports. This means that only one copy of this notice and proxy statement may have been sent to multiple stockholders in your household. If you would prefer to receive separate copies of a proxy statement either now or in the future, please contact our Corporate Secretary by writing to our principal office at 2000 Daniel Island Drive, Charleston, South Carolina 29492. Upon written request, we will provide a separate copy of this proxy statement. In addition, security holders sharing an address can request delivery of a single copy of proxy statements if you are receiving multiple copies upon written request to our Corporate Secretary at the address stated above.

ANNUAL REPORT

Accompanying this proxy statement is our Annual Report on Form 10-K, for the fiscal year ended December 31, 2007. The Annual Report contains audited financial statements covering our fiscal years ended December 31, 2007, 2006 and 2005. Copies of our Annual Report on Form 10-K, for the fiscal year ended December 31, 2007, as filed with the SEC, are available free of charge on our website at www.blackbaud.com or you can request a copy free of charge by calling 1-866-900-BLKB or sending an e-mail to InvestorRelations@blackbaud.com. Please include your contact information with the request.

OTHER MATTERS

We do not know of any other matters to be submitted at the annual meeting. If any other matters properly come before the annual meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as our Board of Directors recommends.

THE BOARD OF DIRECTORS

Dated: April 29, 2008

Directions to Annual Meeting at Blackbaud Headquarters

2000 Daniel Island Drive

Charleston, South Carolina

From the Airport

Follow the signs out of the airport to I-526 East. Follow I-526 East to Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Continue to the 1st stop sign and turn right onto Daniel Island Drive. Blackbaud is on the right.

From Downtown Charleston

Go north on Meeting Street toward I-26. Follow road under overpass and bear left onto I-26 West. Take I-26 West to I-526 East. Continue on I-526 East and take Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Follow Fairchild to the stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

From South of Charleston

Take Highway 17 North to Charleston. When entering Charleston city limits, watch for sign: North Charleston 526E Right Lane. Stay in the right lane and continue on 526 East. Follow I-526 East and take Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Follow Fairchild to the stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

From North of Charleston

Take Highway 17 South to Charleston. Turn right onto I-526 West. Take Exit 24 (Daniel Island). Continue on Seven Farms Drive and at the third traffic light, turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

From West of Charleston

Take I-26 East to Charleston. Exit onto I-526 East. Continue on I-526 East to Exit 24 (Daniel Island). Take your first right onto Fairchild Street. Follow Fairchild to the stop sign and turn right onto Daniel Island Drive. Blackbaud is ahead on the right.

APPENDIX A

BLACKBAUD, INC.

2008 EQUITY INCENTIVE PLAN

Approved by the Board: April 24, 2008

Approved by the Stockholders: [—], 2008

Termination Date: April 24, 2018

1.	GENERAL.

(a) Establishment. Blackbaud, Inc., a Delaware corporation, hereby establishes the Blackbaud, Inc. 2008 Equity Incentive Plan (as may be amended from time to time, the “Plan”) effective as of [•], 2008, the date of its approval by the stockholders of the Company (the “Effective Date”).

(b) Successor to Prior Plan. This Plan is intended as the successor to the Company’s 2004 Stock Plan (the “Prior Plan”). Following the Effective Date, no additional stock awards shall be granted under the Prior Plan. Any shares remaining available for issuance pursuant to the exercise of options or settlement of stock awards under the Prior Plan shall become available for issuance pursuant to Stock Awards granted hereunder, as provided in Section 3(a) hereof. Any shares subject to outstanding stock awards granted under the Prior Plan that expire or terminate for any reason prior to exercise or settlement shall become available for issuance pursuant to Stock Awards granted hereunder, as provided in Section 3(b) hereof. All outstanding stock awards granted under the Prior Plan shall remain subject to the terms of the Prior Plan with respect to which they were originally granted.

(c) Eligible Award Recipients. The persons eligible to receive Stock Awards are Employees, Directors and Consultants.

(d) Available Awards. The Plan provides for the grant of the following Stock Awards: (i) Incentive Stock Options, (ii) Nonstatutory Stock Options, (iii) Restricted Stock Awards, (iv) Restricted Stock Unit Awards, (v) Stock Appreciation Rights, (vi) Performance Stock Awards and (vii) Other Stock Awards.

(e) Purpose. The purpose of the Plan is to advance the interests of the Company and its stockholders by providing an incentive to attract, retain and reward persons eligible to receive Stock Awards as set forth in Section 1(c), and by motivating such persons to contribute to the growth and profitability of the Company.

2.	ADMINISTRATION.

(a) Administration by Board. The Board shall administer the Plan unless and until the Board delegates administration of the Plan to a Committee or Committees, as provided in Section 2(c).

(b) Powers of Board. The Board shall have the power, subject to, and within the limitations of, the express provisions of the Plan:

(i) To determine from time to time (A) which of the persons eligible under the Plan shall be granted Stock Awards; (B) when and how each Stock Award shall be granted; (C) what type or combination of types of Stock Awards shall be granted; (D) the provisions of each Stock Award granted (which need not be identical), including the time or times when a person shall be permitted to receive cash or Common Stock pursuant to a Stock Award; and (E) the number of shares of Common Stock with respect to which a Stock Award shall be granted to each such person.

(ii) To determine the provisions of each Stock Award granted (which need not be identical), including without limitation, (A) the exercise or purchase price of shares of Common Stock purchased pursuant to any Stock Award, (B) the method of payment for shares of Common Stock purchased pursuant to any Stock Award, (C) the method for satisfaction of any tax withholding obligation arising in connection with Stock

Award, including by the withholding or delivery of shares of Common Stock, (D) the timing, terms and conditions of the exercisability or vesting of any Stock Award or any shares acquired pursuant thereto, (E) the Performance Criteria necessary to satisfy Performance Goals applicable to any Stock Award and the extent to which such Performance Goals have been attained, (F) the time of the expiration of any Stock Award, (G) the effect of the Participant’s termination of Continuous Service on any of the foregoing, and (H) all other terms, conditions and restrictions applicable to any Stock Award or shares acquired pursuant thereto not inconsistent with the terms of the Plan.

(iii) To construe and interpret the Plan and Stock Awards granted under it, and to establish, amend and revoke rules and regulations for its administration. The Board, in the exercise of this power, may correct any defect, omission or inconsistency in the Plan or in any Stock Award Agreement, in a manner and to the extent it shall deem necessary or expedient to make the Plan or Stock Award fully effective.

(iv) To settle all controversies regarding the Plan and Stock Awards granted under it.

(v) To accelerate, continue, extend or defer the time at which a Stock Award may first be exercised or the time during which a Stock Award or any part thereof will vest in accordance with the Plan, notwithstanding the provisions in the Stock Award stating the time at which it may first be exercised or the time during which it will vest.

(vi) To suspend or terminate the Plan at any time. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

(vii) To amend the Plan in any respect the Board deems necessary or advisable, including, without limitation, relating to Incentive Stock Options and certain nonqualified deferred compensation under Section 409A of the Code and/or to bring the Plan or Stock Awards granted under the Plan into compliance therewith, subject to the limitations, if any, of applicable law. However, except as provided in Section 9(a) relating to Capitalization Adjustments, stockholder approval shall be required for any amendment of the Plan that either (A) materially increases the number of shares of Common Stock available for issuance under the Plan, (B) materially expands the class of individuals eligible to receive Stock Awards under the Plan, (C) materially increases the benefits accruing to Participants under the Plan or materially reduces the price at which shares of Common Stock may be issued or purchased under the Plan, (D) materially extends the term of the Plan, or (E) expands the types of Stock Awards available for issuance under the Plan, but in each of (A) through (E) only to the extent required by applicable law or listing requirements. Except as provided above, rights under any Stock Award granted before amendment of the Plan shall not be impaired by any amendment of the Plan unless (1) the Company requests the consent of the affected Participant, and (2) such Participant consents in writing.

(viii) To submit any amendment to the Plan for stockholder approval, including, but not limited to, amendments to the Plan intended to satisfy the requirements of (A) Section 162(m) of the Code and the regulations thereunder regarding the exclusion of performance-based compensation from the limit on corporate deductibility of compensation paid to Covered Employees, (B) Section 422 of the Code regarding Incentive Stock Options, or (C) Rule 16b-3.

(ix) To approve forms of Stock Award Agreements for use under the Plan and to amend the terms of any one or more Stock Awards, including, but not limited to, amendments to provide terms more favorable than previously provided in the Stock Award Agreement, subject to any specified limits in the Plan that are not subject to Board discretion; provided however, that a Participant’s rights under any Stock Award shall not be impaired by any such amendment unless (A) the Company requests the consent of the affected Participant, and (B) such Participant consents in writing. Notwithstanding the foregoing, subject to the limitations of applicable law, if any, the Board may amend the terms of any one or more Stock Awards without the affected Participant’s consent if necessary to maintain the qualified status of the Stock Award as an Incentive Stock Option or to bring the Stock Award into compliance with Section 409A of the Code and the related guidance thereunder.

(x) Generally, to exercise such powers and to perform such acts as the Board deems necessary or expedient to promote the best interests of the Company and that are not in conflict with the provisions of the Plan or Stock Awards.

(xi) To adopt such procedures and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees, Directors or Consultants who are foreign nationals or employed outside the United States.

(c) Delegation to Committee.

(i) General. The Board may delegate some or all of the administration of the Plan to a Committee or Committees. If administration is delegated to a Committee, the Committee shall have, in connection with the administration of the Plan, the powers theretofore possessed by the Board that have been delegated to the Committee, including the power to delegate to a subcommittee of the Committee any of the administrative powers the Committee is authorized to exercise (and references in the Plan to the Board shall thereafter be to the Committee or subcommittee), subject, however, to such resolutions, not inconsistent with the provisions of the Plan, as may be adopted from time to time by the Board. The Board may retain the authority to concurrently administer the Plan with the Committee and may, at any time, revest in the Board some or all of the powers previously delegated.

(ii) Section 162(m) and Rule 16b-3 Compliance. In the sole discretion of the Board, the Committee may consist solely of two or more Outside Directors, in accordance with Section 162(m) of the Code, or solely of two or more Non-Employee Directors, in accordance with Rule 16b-3. In addition, the Board or the Committee, in its sole discretion, may (A) delegate to a Committee who need not be Outside Directors the authority to grant Stock Awards to eligible persons who are either (I) not then Covered Employees and are not expected to be Covered Employees at the time of recognition of income resulting from such Stock Award, or (II) not persons with respect to whom the Company wishes to comply with Section 162(m) of the Code, or (B) delegate to a Committee who need not be Non-Employee Directors the authority to grant Stock Awards to eligible persons who are not then subject to Section 16 of the Exchange Act.

(d) Delegation to Officers. The Board may delegate to one or more Officers the authority to do one or both of the following (i) designate Employees of the Company or any of its Subsidiaries to be recipients of Options (and, to the extent permitted by Delaware law, other Stock Awards) and the terms thereof, and (ii) determine the number of shares of Common Stock to be subject to such Stock Awards granted to such Employees; provided, however, that the Board resolutions regarding such delegation shall specify the total number of shares of Common Stock that may be subject to the Stock Awards granted by such Officer and that such Officer may not grant a Stock Award to himself or herself. Notwithstanding anything to the contrary in this Section 2(d), the Board may not delegate to an Officer authority to determine the Fair Market Value of the Common Stock pursuant to Section 12(u)(ii) below.

(e) Repricing. The Board shall not approve a program providing for either (a) the cancellation of outstanding Stock Awards and the grant in substitution therefor of new Stock Awards having a lower exercise or purchase price or (b) the amendment of outstanding Stock Awards to reduce the exercise price thereof, unless the stockholders of the Company have approved such an action within twelve (12) months prior to such an event. This paragraph shall not be construed to apply to “issuing or assuming a stock option in a transaction to which Section 424(a) applies,” within the meaning of Section 424 of the Code.

(f) Effect of Board’s Decision. All determinations, interpretations and constructions made by the Board in good faith shall not be subject to review by any person and shall be final, binding and conclusive on all persons.

(g) Indemnification. In addition to such other rights of indemnification as they may have as members of the Board or the Committee or as officers or employees of the Company, members of the Board or the Committee and any officers or employees of the Company to whom authority to act for the Board, the Committee or the Company is delegated shall be indemnified by the Company against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan, or any right granted hereunder, and against all amounts paid by them in settlement thereof (provided such settlement is approved by independent legal counsel selected by the Company) or paid by them in satisfaction of a judgment in any such action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct in duties; provided, however, that within sixty (60) days after the institution of such action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at its own expense to handle and defend the same.

3.	SHARES SUBJECT TO THE PLAN.

(a) Share Reserve. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate number of shares of Common Stock that may be issued pursuant to Stock Awards under the Plan is equal to (i) the number of unallocated shares remaining available for issuance under the Prior Plan as of the Effective Date, plus (ii) six million (6,000,000) shares (the “Share Reserve”). The number of shares of Common Stock available for issuance under the Plan shall be reduced (A) by one (1) share for each share issued pursuant to Options or Stock Appreciation Rights, and (B) by two (2) shares for each share issued pursuant to Stock Awards other than those set forth in the preceding clause (a). If an outstanding Stock Award for any reason expires or is terminated or canceled without having been exercised or settled in full, or if shares of Common Stock acquired pursuant to a Stock Award subject to forfeiture or repurchase are forfeited or repurchased by the Company at the Participant’s purchase price to effect a forfeiture of unvested shares upon termination of Continuous Service, the shares of Common Stock allocable to the terminated portion of such Stock Award or such forfeited or repurchased shares of Common Stock shall be added back to the Share Reserve in an amount corresponding to the reduction in such Share Reserve previously made in accordance with the rules described above in this Section 3(a) and again be available for issuance under the Plan. Shares of Common Stock shall not be deemed to have been issued pursuant to the Plan with respect to any portion of a Stock Award (other than a Stock Appreciation Right that may be settled in shares of Common Stock and/or cash) that is settled in cash. Shares withheld in satisfaction of tax withholding obligations pursuant to Section 8(g) shall not again become available for issuance under the Plan. Upon exercise of a Stock Appreciation Right, whether in cash or shares of Common Stock, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Stock Appreciation Right is exercised. If the exercise price of an Option is paid by “net exercise” (as described in Section 5(c)(iv)) or tender to the Company, or attestation to the ownership, of shares of Common Stock owned by the Participant, the number of shares available for issuance under the Plan shall be reduced by the gross number of shares for which the Option is exercised.

(b) Additions to the Share Reserve. The Share Reserve also shall be increased from time to time by a number of shares equal to the number of shares of Common Stock that (i) are issuable pursuant to awards outstanding under the Prior Plan as of the Effective Date and (ii) but for the termination of the Prior Plan as of the Effective Date, would otherwise have reverted to the share reserve of the Prior Plan pursuant to the provisions thereof.

(c) Incentive Stock Option Limit. Notwithstanding anything to the contrary in this Section 3(c), subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the aggregate maximum number of shares of Common Stock that may be issued pursuant to the exercise of Incentive Stock Options shall be six million (6,000,000) shares of Common Stock.

(d) Source of Shares. The stock issuable under the Plan shall be shares of authorized but unissued or reacquired Common Stock, including shares repurchased by the Company on the open market.

4.	ELIGIBILITY.

(a) Eligibility for Specific Stock Awards. Incentive Stock Options may be granted only to Employees. Stock Awards other than Incentive Stock Options may be granted to Employees, Directors and Consultants.

(b) Ten Percent Stockholders. A Ten Percent Stockholder shall not be granted an Incentive Stock Option unless the exercise price of such Option is at least one hundred ten percent (110%) of the Fair Market Value of the Common Stock on the date of grant and the Option is not exercisable after the expiration of five (5) years from the date of grant.

(c) Section 162(m) Limitation. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, at such time as the Company may be subject to the applicable provisions of Section 162(m) of the Code, no Employee shall be eligible to be granted during any calendar year Stock Awards whose value is determined by reference to an increase over an exercise or strike price of at least one hundred percent (100%) of the Fair Market Value of the Common Stock on the date the Stock Award is granted covering more than two million (2,000,000) shares of Common Stock.

(d) Consultants. A Consultant shall be eligible for the grant of a Stock Award only if, at the time of grant, a Form S-8 Registration Statement under the Securities Act (“Form S-8”) is available to register either the offer or the sale of the Company’s securities to such Consultant.

5.	OPTION PROVISIONS.

Each Option shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonstatutory Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates shall be issued for shares of Common Stock purchased on exercise of each type of Option. If an Option is not specifically designated as an Incentive Stock Option, then the Option shall be a Nonstatutory Stock Option. The provisions of separate Options need not be identical; provided, however, that each Option Agreement shall conform to (through incorporation of provisions hereof by reference in the Option Agreement or otherwise) the substance of each of the following provisions:

(a) Term. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, no Option shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Option Agreement.

(b) Exercise Price. Subject to the provisions of Section 4(b) regarding Ten Percent Stockholders, the exercise price of each Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option on the date the Option is granted. Notwithstanding the foregoing, an Option may be granted with an exercise price lower than one hundred percent (100%) of the Fair Market Value of the Common Stock subject to the Option if such Option is granted pursuant to an assumption or substitution for another option in a manner consistent with the provisions of Section 409A and Section 424(a) of the Code (whether or not such options are Incentive Stock Options).

(c) Consideration. The purchase price of Common Stock acquired pursuant to the exercise of an Option shall be paid, to the extent permitted by applicable law and as determined by the Board in its sole discretion, by any combination of the methods of payment set forth below. The Board shall have the authority to grant Options that do not permit all of the following methods of payment (or otherwise restrict the ability to use certain methods) and to grant Options that require the consent of the Company to utilize a particular method of payment. The methods of payment permitted by this Section 5(c) are:

(i) by cash, check, bank draft or money order payable to the Company;

(ii) pursuant to a program developed under Regulation T as promulgated by the Federal Reserve Board that, prior to the issuance of the stock subject to the Option, results in either the receipt of cash (or check) by the Company or the receipt of irrevocable instructions to pay the aggregate exercise price to the Company from the sales proceeds;

(iii) by delivery to the Company (either by actual delivery or attestation) of shares of Common Stock;

(iv) by a “net exercise” arrangement pursuant to which the Company will reduce the number of shares of Common Stock issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price; provided, however, that the Company shall accept a cash or other payment from the Participant to the extent of any remaining balance of the aggregate exercise price not satisfied by such reduction in the number of whole shares to be issued; provided, further, that shares of Common Stock will no longer be subject to an Option and will not be exercisable thereafter to the extent that (A) shares issuable upon exercise are reduced to pay the exercise price pursuant to the “net exercise,” (B) shares are delivered to the Participant as a result of such exercise, and (C) shares are withheld to satisfy tax withholding obligations; or

(v) in any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(d) Transferability of Options. The Board may, in its sole discretion, impose such limitations on the transferability of Options as the Board shall determine. In the absence of such a determination by the Board to the contrary, the following restrictions on the transferability of Options shall apply:

(i) Restrictions on Transfer. An Option shall not be transferable except by will or by the laws of descent and distribution and shall be exercisable during the lifetime of the Optionholder only by the Optionholder; provided, however, that the Board may, in its sole discretion, permit transfer of the Option in a manner that is not prohibited by applicable tax and securities laws upon the Optionholder’s request.

(ii) Domestic Relations Orders. Notwithstanding the foregoing, an Option may be transferred pursuant to a domestic relations order, provided, however, that if an Option is an Incentive Stock Option, such Option may be deemed to be a Nonstatutory Stock Option as a result of such transfer.

(iii) Beneficiary Designation. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form provided by or otherwise satisfactory to the Company and any broker designated by the Company to effect Option exercises, designate a third party who, in the event of the death of the Optionholder, shall thereafter be entitled to exercise the Option. In the absence of such a designation, the executor or administrator of the Optionholder’s estate shall be entitled to exercise the Option.

(e) Vesting of Options Generally. The total number of shares of Common Stock subject to an Option may vest and therefore become exercisable in periodic installments that may or may not be equal. The Option may be subject to such other terms and conditions on the time or times when it may or may not be exercised (which may be based on the satisfaction of Performance Goals or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. The provisions of this Section 5(e) are subject to any Option provisions governing the minimum number of shares of Common Stock as to which an Option may be exercised.

(f) Termination of Continuous Service. In the event that an Optionholder’s Continuous Service terminates (other than for Cause or upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (i) the date three (3) months following the termination of the Optionholder’s Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(g) Extension of Termination Date. An Optionholder’s Option Agreement may provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service (other than for Cause or upon the Optionholder’s death or Disability) would be prohibited at any time solely because the issuance of shares of Common Stock would violate the registration requirements under the Securities Act, then the Option shall terminate on the earlier of (i) the expiration of a period of three (3) months after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of such registration requirements, or (ii) the expiration of the term of the Option as set forth in the Option Agreement. In addition, unless otherwise provided in an Optionholder’s Option Agreement, if the sale of the Common Stock received upon exercise of an Option following the termination of the Optionholder’s Continuous Service (other than for Cause) would violate the Company’s Insider Trading Policy, then the Option shall terminate on the earlier of (i) the expiration of a period equal to the post-termination exercise period described in Section 5(f) above or Sections 5(h) or 5(i) below after the termination of the Optionholder’s Continuous Service during which the exercise of the Option would not be in violation of the Company’s Insider Trading Policy; or (ii) the expiration of the term of the Option as set forth in the Option Agreement.

(h) Disability of Optionholder. In the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise such Option as of the date of termination of Continuous Service), but only within such period of time ending on the earlier of (i) the date twelve (12) months following such termination of Continuous Service (or such longer or shorter period specified in the Option Agreement), or (ii) the expiration of the term of the Option as set forth in the Option Agreement. If, after termination of Continuous Service, the Optionholder does not exercise his or her Option within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(i) Death of Optionholder. In the event that (i) an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, or (ii) the Optionholder dies within the period (if any) specified in the Option Agreement after the termination of the Optionholder’s Continuous Service for a reason other than death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise such Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance or by a person designated to exercise the option upon the Optionholder’s death, but only within the period ending on the earlier of (A) the date twelve (12) months following the date of death (or such longer or shorter period specified in the Option Agreement), or (B) the expiration of the term of such Option as set forth in the Option Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Option Agreement (as applicable), the Option shall terminate.

(j) Termination for Cause. Except as explicitly provided otherwise in an Optionholder’s Option Agreement, in the event that an Optionholder’s Continuous Service is terminated for Cause, the Option shall terminate upon the termination date of such Optionholder’s Continuous Service, and the Optionholder shall be prohibited from exercising his or her Option from and after the time of such termination of Continuous Service.

(k) Non-Exempt Employees. No Option granted to an Employee who is a non-exempt employee for purposes of the Fair Labor Standards Act shall be first exercisable for any shares of Common Stock until at least six months following the date of grant of the Option. The foregoing provision is intended to operate so that any income derived by a non-exempt employee in connection with the exercise or vesting of an Option will be exempt from his or her regular rate of pay.

6.	PROVISIONS OF STOCK AWARDS OTHER THAN OPTIONS.

(a) Restricted Stock Awards. Each Restricted Stock Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. To the extent consistent with the Company’s Bylaws, at the Board’s election, shares of Common Stock may be (x) held in book entry form subject to the Company’s instructions until any restrictions relating to the Restricted Stock Award lapse; or (y) evidenced by a certificate, which certificate shall be held in such form and manner as determined by the Board. The terms and conditions of Restricted Stock Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Award Agreements need not be identical, provided, however, that each Restricted Stock Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. A Restricted Stock Award may be awarded in consideration for (A) cash, check, bank draft or money order payable to the Company; (B) past or future services actually or to be rendered to the Company or an Affiliate; or (C) any other form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting. Shares of Common Stock awarded under a Restricted Stock Award Agreement may be subject to forfeiture to the Company in accordance with a vesting schedule to be determined by the Board.

(iii) Termination of Participant’s Continuous Service. In the event a Participant’s Continuous Service terminates, the Company may receive via a forfeiture condition or a repurchase right, any or all of the shares of Common Stock held by the Participant which have not vested as of the date of termination of Continuous Service under the terms of the Restricted Stock Award Agreement.

(iv) Transferability. Rights to acquire shares of Common Stock under the Restricted Stock Award Agreement shall be transferable by the Participant only upon such terms and conditions as are set forth in the Restricted Stock Award Agreement, as the Board shall determine in its sole discretion, so long as Common Stock awarded under the Restricted Stock Award Agreement remains subject to the terms of the Restricted Stock Award Agreement.

(b) Restricted Stock Unit Awards. Each Restricted Stock Unit Award Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. The terms and conditions of Restricted Stock Unit Award Agreements may change from time to time, and the terms and conditions of separate Restricted Stock Unit Award Agreements need not be identical, provided, however, that each Restricted Stock Unit Award Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Consideration. At the time of grant of a Restricted Stock Unit Award, the Board will determine the consideration, if any, to be paid by the Participant upon delivery of each share of Common Stock subject to the Restricted Stock Unit Award. The consideration to be paid (if any) by the Participant for each share of Common Stock subject to a Restricted Stock Unit Award may be paid in any form of legal consideration that may be acceptable to the Board in its sole discretion and permissible under applicable law.

(ii) Vesting. At the time of the grant of a Restricted Stock Unit Award, the Board may impose such restrictions or conditions to the vesting of the Restricted Stock Unit Award as it, in its sole discretion, deems appropriate.

(iii) Payment. A Restricted Stock Unit Award may be settled by the delivery of shares of Common Stock, their cash equivalent, any combination thereof or in any other form of consideration, as determined by the Board and contained in the Restricted Stock Unit Award Agreement.

(iv) Additional Restrictions. At the time of the grant of a Restricted Stock Unit Award, the Board, as it deems appropriate, may impose such restrictions or conditions that delay the delivery of the shares of Common Stock (or their cash equivalent) subject to a Restricted Stock Unit Award to a time after the vesting of such Restricted Stock Unit Award.

(v) Dividend Equivalents. Dividend equivalents may be credited in respect of shares of Common Stock covered by a Restricted Stock Unit Award, as determined by the Board and contained in the Restricted Stock Unit Award Agreement. At the sole discretion of the Board, such dividend equivalents may be converted into additional shares of Common Stock covered by the Restricted Stock Unit Award in such manner as determined by the Board. Any additional shares covered by the Restricted Stock Unit Award credited by reason of such dividend equivalents will be subject to all the terms and conditions of the underlying Restricted Stock Unit Award Agreement to which they relate.

(vi) Termination of Participant’s Continuous Service. Except as otherwise provided in the applicable Restricted Stock Unit Award Agreement, such portion of the Restricted Stock Unit Award that has not vested will be forfeited upon the Participant’s termination of Continuous Service.

(vii) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Restricted Stock Unit Award granted under the Plan that is not exempt from the requirements of Section 409A of the Code shall incorporate terms and conditions necessary to avoid the consequences of Section 409A(a)(1) of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Restricted Stock Unit Award Agreement evidencing such Restricted Stock Unit Award.

(c) Stock Appreciation Rights. Each Stock Appreciation Right Agreement shall be in such form and shall contain such terms and conditions as the Board shall deem appropriate. Stock Appreciation Rights may be granted as stand-alone Stock Awards or in tandem with other Stock Awards. The terms and conditions of Stock Appreciation Right Agreements may change from time to time, and the terms and conditions of separate Stock Appreciation Right Agreements need not be identical; provided, however, that each Stock Appreciation Right Agreement shall conform to (through incorporation of the provisions hereof by reference in the agreement or otherwise) the substance of each of the following provisions:

(i) Term. No Stock Appreciation Right shall be exercisable after the expiration of ten (10) years from the date of its grant or such shorter period specified in the Stock Appreciation Right Agreement.

(ii) Strike Price. Each Stock Appreciation Right will be denominated in shares of Common Stock equivalents. The strike price of each Stock Appreciation Right shall not be less than one hundred percent (100%) of the Fair Market Value of the Common Stock equivalents subject to the Stock Appreciation Right on the date of grant.

(iii) Calculation of Appreciation. The appreciation distribution payable on the exercise of a Stock Appreciation Right will be not greater than an amount equal to the excess of (A) the aggregate Fair Market Value (on the date of the exercise of the Stock Appreciation Right) of a number of shares of Common Stock equal to the number of shares of Common Stock equivalents in which the Participant is vested under such Stock Appreciation Right, and with respect to which the Participant is exercising the Stock Appreciation Right on such date, over (B) the strike price.

(iv) Vesting. At the time of the grant of a Stock Appreciation Right, the Board may impose such restrictions or conditions to the vesting of such Stock Appreciation Right as it, in its sole discretion, deems appropriate.

(v) Exercise. To exercise any outstanding Stock Appreciation Right, the Participant must provide written notice of exercise to the Company in compliance with the provisions of the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vi) Payment. The appreciation distribution in respect of a Stock Appreciation Right may be paid in Common Stock, in cash, in any combination of the two or in any other form of consideration, as determined by the Board and set forth in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(vii) Termination of Continuous Service. In the event that a Participant’s Continuous Service terminates (other than for Cause), the Participant may exercise his or her Stock Appreciation Right (to the extent that the Participant was entitled to exercise such Stock Appreciation Right as of the date of termination of Continuous Service) but only within such period of time ending on the earlier of (A) the date three (3) months following the termination of the Participant’s Continuous Service (or such longer or shorter period specified in the Stock Appreciation Right Agreement), or (B) the expiration of the term of the Stock Appreciation Right as set forth in the Stock Appreciation Right Agreement. If, after termination of Continuous Service, the Participant does not exercise his or her Stock Appreciation Right within the time specified herein or in the Stock Appreciation Right Agreement (as applicable), the Stock Appreciation Right shall terminate.

(viii) Termination for Cause. Except as explicitly provided otherwise in an Participant’s Stock Appreciation Right Agreement, in the event that a Participant’s Continuous Service is terminated for Cause, the Stock Appreciation Right shall terminate upon the termination date of such Participant’s Continuous Service, and the Participant shall be prohibited from exercising his or her Stock Appreciation Right from and after the time of such termination of Continuous Service.

(ix) Compliance with Section 409A of the Code. Notwithstanding anything to the contrary set forth herein, any Stock Appreciation Rights granted under the Plan that are not exempt from the requirements of Section 409A of the Code shall incorporate terms and conditions necessary to avoid the consequences described in Section 409A(a)(1) of the Code. Such restrictions, if any, shall be determined by the Board and contained in the Stock Appreciation Right Agreement evidencing such Stock Appreciation Right.

(d) Performance Stock Awards. A Performance Stock Award is either a Restricted Stock Award or Restricted Stock Unit Award that may be granted or may vest based upon the attainment during a Performance Period of certain Performance Goals. A Performance Stock Award may, but need not, require the completion of a specified period of Continuous Service. The length of any Performance Period, the Performance Goals to be achieved during the Performance Period, and the measure of whether and to what degree such Performance Goals have been attained shall be conclusively determined by the Committee in its sole discretion. Subject to the provisions of Section 9(a) relating to Capitalization Adjustments, the maximum number of shares that may be granted to any Participant in a calendar year attributable to Performance Stock Awards described in this Section 6(d)(i) shall not exceed the value of two million (2,000,000) shares of Common Stock. In addition, to the extent permitted by applicable law and the applicable Stock Award Agreement, the Board may determine that cash may be used in payment of Performance Stock Awards.

(e) Other Stock Awards. Other forms of Stock Awards valued in whole or in part by reference to, or otherwise based on, Common Stock may be granted either alone or in addition to Stock Awards provided for under Section 5 and the preceding provisions of this Section 6. Subject to the provisions of the Plan, the Board shall have sole and complete authority to determine the persons to whom and the time or times at which such Other Stock Awards will be granted, the number of shares of Common Stock (or the cash equivalent thereof) to be granted pursuant to such Other Stock Awards and all other terms and conditions of such Other Stock Awards.

7.	COVENANTS OF THE COMPANY.

(a) Availability of Shares. During the terms of the Stock Awards, the Company shall keep available at all times the number of shares of Common Stock required to satisfy such Stock Awards.

(b) Securities Law Compliance. The Company shall seek to obtain from each regulatory commission or agency having jurisdiction over the Plan such authority as may be required to grant Stock Awards and to issue and sell shares of Common Stock upon exercise of the Stock Awards; provided, however, that this undertaking shall not require the Company to register under the Securities Act the Plan, any Stock Award or any Common Stock issued or issuable pursuant to any such Stock Award. If, after reasonable efforts, the Company is unable to obtain from any such regulatory commission or agency the authority that counsel for the Company deems necessary for the lawful issuance and sale of Common Stock under the Plan, the Company shall be relieved from any liability for failure to issue and sell Common Stock upon exercise of such Stock Awards unless and until such authority is obtained.

(c) No Obligation to Notify. The Company shall have no duty or obligation to any holder of a Stock Award to advise such holder as to the time or manner of exercising such Stock Award. Furthermore, the Company shall have no duty or obligation to warn or otherwise advise such holder of a pending termination or expiration of a Stock Award or a possible period in which the Stock Award may not be exercised. The Company has no duty or obligation to minimize the tax consequences of a Stock Award to the holder of such Stock Award.

8.	MISCELLANEOUS.

(a) Use of Proceeds. Proceeds from the sale of shares of Common Stock pursuant to Stock Awards shall constitute general funds of the Company.

(b) Corporate Action Constituting Grant of Stock Awards. Corporate action constituting a grant by the Company of a Stock Award to any Participant shall be deemed completed as of the date of such corporate action, unless otherwise determined by the Board, regardless of when the instrument, certificate, or letter evidencing the Stock Award is communicated to, or actually received or accepted by, the Participant.

(c) Stockholder Rights. No Participant shall be deemed to be the holder of, or to have any of the rights of a holder with respect to, any shares of Common Stock subject to such Stock Award unless and until (i) such Participant has satisfied all requirements for exercise of the Stock Award pursuant to its terms, and (ii) the issuance of the Common Stock pursuant to such exercise has been entered into the books and records of the Company.

(d) No Employment or Other Service Rights. Nothing in the Plan, any Stock Award Agreement or other instrument executed thereunder or in connection with any Stock Award granted pursuant to the Plan shall confer upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Stock Award was granted or shall affect the right of the Company or an Affiliate to terminate (i) the employment of an Employee with or without notice and with or without Cause, (ii) the service of a Consultant pursuant to the terms of such Consultant’s agreement with the Company or an Affiliate, or (iii) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

(e) Incentive Stock Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Common Stock with respect to which Incentive Stock Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and any Affiliates) exceeds one hundred thousand dollars ($100,000), the Options or portions thereof that exceed such limit (according to the order in which they were granted) shall be treated as Nonstatutory Stock Options, notwithstanding any contrary provision of the applicable Option Agreement(s).

(f) Investment Assurances. The Company may require a Participant, as a condition of exercising or acquiring Common Stock under any Stock Award, (i) to give written assurances satisfactory to the Company as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Company who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of exercising the Stock Award; and (ii) to give written assurances satisfactory to the Company stating that the Participant is acquiring Common Stock subject to the Stock Award for the Participant’s own account and not with any present intention of selling or otherwise distributing the Common Stock. The foregoing requirements, and any assurances given pursuant to such requirements, shall be inoperative if (x) the issuance of the shares upon the exercise or acquisition of Common Stock under the Stock Award has been registered under a then currently effective registration statement under the Securities Act, or (y) as to any particular requirement, a determination is made by counsel for the Company that such requirement need not be met in the circumstances under the then applicable securities laws. The Company may, upon advice of counsel to the Company, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Common Stock.

(g) Withholding Obligations. Unless prohibited by the terms of a Stock Award Agreement, the Company may, in its sole discretion, satisfy any federal, state or local tax withholding obligation relating to a Stock Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of such means: (i) causing the Participant to tender a cash payment; (ii) withholding shares of Common Stock from the shares of Common Stock issued or otherwise issuable to the Participant in connection with the Stock Award; provided, however, that no shares of Common Stock are withheld with a value exceeding the minimum amount of tax required to be withheld by law (or such lower amount as may be necessary to avoid classification of the Stock Award as a liability for financial accounting purposes); (iii) withholding cash from a Stock Award settled in cash; (iv) withholding payment from any amounts otherwise payable to the Participant; or (v) by such other method as may be set forth in the Stock Award Agreement.

(h) Electronic Delivery. Any reference herein to a “written” agreement or document shall include any agreement or document delivered electronically or posted on the Company’s intranet.

(i) Deferrals. To the extent permitted by applicable law, the Board, in its sole discretion, may determine that the delivery of Common Stock or the payment of cash, upon the exercise, vesting or settlement of all or a portion of any Stock Award may be deferred and may establish programs and procedures for deferral elections to be made by Participants. Deferrals by Participants will be made in accordance with Section 409A of the Code. Consistent with Section 409A of the Code, the Board may provide for distributions while a Participant is still an employee. The Board is authorized to make deferrals of Stock Awards and determine when, and in what annual percentages, Participants may receive payments, including lump sum payments, following the Participant’s termination of employment or retirement, and implement such other terms and conditions consistent with the provisions of the Plan and in accordance with applicable law.

(j) Compliance with Section 409A. To the extent that the Board determines that any Stock Award granted under the Plan is subject to Section 409A of the Code, the Stock Award Agreement evidencing such Stock Award shall incorporate the terms and conditions necessary to avoid the consequences described in Section 409A(a)(1) of the Code. To the extent applicable, the Plan and Stock Award Agreements shall be interpreted in accordance with Section 409A of the Code and Department of Treasury regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidance that may be issued or amended after the Effective Date. Notwithstanding any provision of the Plan to the contrary, in the event that following the Effective Date the Board determines that any Stock Award may be subject to Section 409A of the Code and related Department of Treasury guidance (including such Department of Treasury guidance as may be issued after the Effective Date), the Board may adopt such amendments to the Plan and the applicable Stock Award Agreement or adopt other policies and procedures (including amendments, policies and procedures with retroactive effect), or take any other actions, that the Board determines are necessary or appropriate to (1) exempt the Stock Award from Section 409A of the Code and/or preserve the intended tax treatment of the benefits provided with respect to the Stock Award, or (2) comply with the requirements of Section 409A of the Code and related Department of Treasury guidance.

9.	ADJUSTMENTS UPON CHANGES IN COMMON STOCK; OTHER CORPORATE EVENTS.

(a) Capitalization Adjustments. In the event of a Capitalization Adjustment, the Board shall appropriately and proportionately adjust: (i) the class(es) and maximum number of securities subject to the Plan pursuant to

Section 3(a); (ii) the class(es) and maximum number of securities that may be issued pursuant to the exercise of Incentive Stock Options pursuant to Section 3(d); (iii) the class(es) and maximum number of securities that may be awarded to any person pursuant to Section 4(c) and 6(d); and (iv) the class(es) and number of securities and price per share of stock subject to outstanding Stock Awards. The Board shall make such adjustments, and its determination shall be final, binding and conclusive.

(b) Dissolution or Liquidation. Except as otherwise provided in a Stock Award Agreement, in the event of a dissolution or liquidation of the Company, all outstanding Stock Awards (other than Stock Awards consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate immediately prior to the completion of such dissolution or liquidation, and the shares of Common Stock subject to the Company’s repurchase rights may be repurchased by the Company notwithstanding the fact that the holder of such Stock Award is providing Continuous Service, provided, however, that the Board may, in its sole discretion, cause some or all Stock Awards to become fully vested, exercisable and/or no longer subject to repurchase or forfeiture (to the extent such Stock Awards have not previously expired or terminated) before the dissolution or liquidation is completed but contingent on its completion.

(c) Corporate Transaction. The following provisions shall apply to Stock Awards in the event of a Corporate Transaction unless otherwise provided in the instrument evidencing the Stock Award or any other written agreement between the Company or any Affiliate and the holder of the Stock Award.

(i) Stock Awards May Be Assumed. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction, any surviving corporation or acquiring corporation (or the surviving or acquiring corporation’s parent company) may assume or continue any or all Stock Awards outstanding under the Plan or may substitute similar stock awards for Stock Awards outstanding under the Plan (including but not limited to, awards to acquire the same consideration paid to the stockholders of the Company pursuant to the Corporate Transaction), and any reacquisition or repurchase rights held by the Company in respect of Common Stock issued pursuant to Stock Awards may be assigned by the Company to the successor of the Company (or the successor’s parent company, if any), in connection with such Corporate Transaction. A surviving corporation or acquiring corporation (or its parent) may choose to assume or continue only a portion of a Stock Award or substitute a similar stock award for only a portion of a Stock Award. The terms of any assumption, continuation or substitution shall be set by the Board in accordance with the provisions of Section 2 hereof.

(ii) Stock Awards Held by Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards in accordance with subsection (i) above, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by Participants whose Continuous Service has not terminated prior to the effective time of the Corporate Transaction (referred to as the “Current Participants”), the vesting of such Stock Awards (and, with respect to Options and Stock Appreciation Rights, the time at which such Stock Awards may be exercised) shall (contingent upon the effectiveness of the Corporate Transaction) be accelerated in full to a date prior to the effective time of such Corporate Transaction as the Board shall determine (or, if the Board shall not determine such a date, to the date that is five (5) days prior to the effective time of the Corporate Transaction), and such Stock Awards shall terminate if not exercised (if applicable) at or prior to the effective time of the Corporate Transaction, and any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall lapse (contingent upon the effectiveness of the Corporate Transaction).

(iii) Stock Awards Held by Persons other than Current Participants. Except as otherwise stated in the Stock Award Agreement, in the event of a Corporate Transaction in which the surviving corporation or acquiring corporation (or its parent company) does not assume or continue such outstanding Stock Awards or substitute similar stock awards for such outstanding Stock Awards in accordance with subsections (i) or (ii) above, respectively, then with respect to Stock Awards that have not been assumed, continued or substituted and that are held by persons other than Current Participants, the vesting of such Stock Awards (and, if applicable, the time at which such Stock Award may be exercised) shall not be accelerated and such Stock Awards (other than a Stock Award consisting of vested and outstanding shares of Common Stock not subject to a forfeiture condition or the Company’s right of repurchase) shall terminate if not exercised (if applicable) prior to the effective time of the Corporate Transaction; provided, however, that any reacquisition or repurchase rights held by the Company with respect to such Stock Awards shall not terminate and may continue to be exercised notwithstanding the Corporate Transaction.

(iv) Payment for Stock Awards in Lieu of Exercise. Notwithstanding the foregoing, in the event a Stock Award will terminate if not exercised prior to the effective time of a Corporate Transaction, the Board may provide, in its sole discretion, that the holder of such Stock Award may not exercise such Stock Award but will receive a payment, in such form as may be determined by the Board, equal in value to the excess, if any, of (A) the value of the property the holder of the Stock Award would have received upon the exercise of the Stock Award (including, at the discretion of the Board, any unvested portion of such Stock Award), over (B) any exercise price payable by such holder in connection with such exercise.

(d) Change in Control. A Stock Award may be subject to additional acceleration of vesting and exercisability upon or after a Change in Control as may be provided in the Stock Award Agreement for such Stock Award or as may be provided in any other written agreement between the Company or any Affiliate and the Participant. A Stock Award may vest as to all or any portion of the shares subject to the Stock Award (i) immediately upon the occurrence of a Change in Control, whether or not such Stock Award is assumed, continued, or substituted by a surviving or acquiring entity in the Change in Control, or (ii) in the event a Participant’s Continuous Service is terminated, actually or constructively, within a designated period before or after the occurrence of a Change in Control. In the absence of such provisions, no such acceleration shall occur.

10.	TERMINATION OR SUSPENSION OF THE PLAN.

(a) Plan Term. The Board may suspend or terminate the Plan at any time. Unless terminated sooner, the Plan shall terminate on the day before the tenth (10th) anniversary of the earlier of (i) the date the Plan is adopted by the Board, or (ii) the date the Plan is approved by the stockholders of the Company. No Stock Awards may be granted under the Plan while the Plan is suspended or after it is terminated.

(b) No Impairment of Rights. Suspension or termination of the Plan shall not impair rights and obligations under any Stock Award granted while the Plan is in effect except with the written consent of the affected Participant.

11.	CHOICE OF LAW.

The law of the State of Delaware shall govern all questions concerning the construction, validity and interpretation of this Plan, without regard to that state’s conflict of laws rules.

12.	DEFINITIONS.

As used in the Plan, the following definitions shall apply to the capitalized terms indicated below:

(a) “Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Securities Act. The Board shall have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.

(b) “Board” means the Board of Directors of the Company.

(c) “Capitalization Adjustment” means any change that is made in, or other events that occur with respect to, the Common Stock subject to the Plan or subject to any Stock Award after the Effective Date without the receipt of consideration by the Company (through merger, consolidation, reorganization, recapitalization, reincorporation, stock dividend, dividend in property other than cash, stock split, liquidating dividend, combination of shares, exchange of shares, change in corporate structure or other transaction not involving the receipt of consideration by the Company). Notwithstanding the foregoing, the conversion of any convertible securities of the Company shall not be treated as a transaction “without the receipt of consideration” by the Company.

(d) “Cause” means with respect to a Participant, the occurrence of any of the following events: (i) such Participant’s conviction of, or a plea of nolo contendere to, a felony; (ii) such Participant’s theft or embezzlement, or attempted theft or embezzlement, of money or property or assets of the Company; (iii) such Participant’s violation of the Company’s drug policy; or (iv) such Participant’s intentional and willful engagement in misconduct which is materially injurious to the Company.

(e) “Change in Control” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) any Exchange Act Person becomes the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities other than by virtue of a merger, consolidation or similar transaction. Notwithstanding the foregoing, a Change in Control shall not be deemed to occur (A) on account of the acquisition of securities of the Company by an investor, any affiliate thereof or any other Exchange Act Person from the Company in a transaction or series of related transactions the primary purpose of which is to obtain financing for the Company through the issuance of equity securities or (B) solely because the level of Ownership held by any Exchange Act Person (the “Subject Person”) exceeds the designated percentage threshold of the outstanding voting securities as a result of a repurchase or other acquisition of voting securities by the Company reducing the number of shares outstanding, provided that if a Change in Control would occur (but for the operation of this sentence) as a result of the acquisition of voting securities by the Company, and after such share acquisition, the Subject Person becomes the Owner of any additional voting securities that, assuming the repurchase or other acquisition had not occurred, increases the percentage of the then outstanding voting securities Owned by the Subject Person over the designated percentage threshold, then a Change in Control shall be deemed to occur;

(ii) there is consummated a merger, consolidation or similar transaction involving (directly or indirectly) the Company and, immediately after the consummation of such merger, consolidation or similar transaction, the stockholders of the Company immediately prior thereto do not Own, directly or indirectly, either (A) outstanding voting securities representing more than fifty percent (50%) of the combined outstanding voting power of the surviving Entity in such merger, consolidation or similar transaction or (B) more than fifty percent (50%) of the combined outstanding voting power of the parent of the surviving Entity in such merger, consolidation or similar transaction, in each case in substantially the same proportions as their Ownership of the outstanding voting securities of the Company immediately prior to such transaction;

(iii) the stockholders of the Company approve or the Board approves a plan of complete dissolution or liquidation of the Company, or a complete dissolution or liquidation of the Company shall otherwise occur, except for a liquidation into a parent corporation;

(iv) there is consummated a sale, lease, exclusive license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries, other than a sale, lease, license or other disposition of all or substantially all of the consolidated assets of the Company and its Subsidiaries to an Entity, more than fifty percent (50%) of the combined voting power of the voting securities of which are Owned by stockholders of the Company in substantially the same proportions relative to each other as their

Ownership of the outstanding voting securities of the Company immediately prior to such sale, lease, license or other disposition; or

(v) individuals who, on the date the Plan is adopted by the Board, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the members of the Board; provided, however, that if the appointment or election (or nomination for election) of any new Board member was approved or recommended by a majority vote of the members of the Incumbent Board then still in office, such new member shall, for purposes of the Plan, be considered as a member of the Incumbent Board.

For avoidance of doubt, the term Change in Control shall not include a sale of assets, merger or other transaction effected exclusively for the purpose of changing the domicile of the Company.

Notwithstanding the foregoing or any other provision of the Plan, the definition of Change in Control (or any analogous term) in an individual written agreement between the Company or any Affiliate and the Participant shall supersede the foregoing definition with respect to Stock Awards subject to such agreement; provided, however, that if no definition of Change in Control or any analogous term is set forth in such an individual written agreement, the foregoing definition shall apply.

The Board may, in its sole discretion and without a Participant’s consent, amend the definition of “Change in Control” to conform to the definition of “Change in Control” under Section 409A of the Code, and the regulations thereunder.

(f) “Code” means the Internal Revenue Code of 1986, as amended.

(g) “Committee” means a committee of one (1) or more Directors to whom authority has been delegated by the Board in accordance with Section 2(c).

(h) “Common Stock” means the common stock of the Company.

(i) “Company” means Blackbaud, Inc., a Delaware corporation.

(j) “Consultant” means any person, including an advisor, who is (i) engaged by the Company or an Affiliate to render consulting or advisory services and is compensated for such services, or (ii) serving as a member of the board of directors of an Affiliate and is compensated for such services. However, service solely as a Director, or payment of a fee for such service, shall not cause a Director to be considered a “Consultant” for purposes of the Plan.

(k) “Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as an Employee, Director or Consultant, is not interrupted or terminated. A change in the capacity in which the Participant renders service to the Company or an Affiliate as an Employee, Consultant or Director or a change in the entity for which the Participant renders such service, provided that there is no interruption or termination of the Participant’s service with the Company or an Affiliate, shall not terminate a Participant’s Continuous Service; provided, however, if the Entity for which a Participant is rendering services ceases to qualify as an “Affiliate,” as determined by the Board in its sole discretion, such Participant’s Continuous Service shall be considered to have terminated on the date such Entity ceases to qualify as an Affiliate. To the extent permitted by law, the Board or the chief executive officer of the Company, in that party’s sole discretion, may determine whether Continuous Service shall be considered interrupted in the case of: (i) any leave of absence approved by the Board or the chief executive officer of the Company, including sick leave, military leave or any other personal leave; or (ii) transfers between the Company, an Affiliate, or their successors. Notwithstanding the foregoing, a leave of absence shall be treated as Continuous Service for purposes of vesting in a Stock Award only to such extent as may be provided in the Company’s leave of absence policy, in the written terms of any leave of absence agreement or policy applicable to the Participant, or as otherwise required by law.

(l) “Corporate Transaction” means the occurrence, in a single transaction or in a series of related transactions, of any one or more of the following events:

(i) a sale or other disposition of all or substantially all, as determined by the Board in its sole discretion, of the consolidated assets of the Company and its Subsidiaries;

(ii) a sale or other disposition of at least ninety percent (90%) of the outstanding securities of the Company;

(iii) the consummation of a merger, consolidation or similar transaction following which the Company is not the surviving corporation; or

(iv) the consummation of a merger, consolidation or similar transaction following which the Company is the surviving corporation but the shares of Common Stock outstanding immediately preceding the merger, consolidation or similar transaction are converted or exchanged by virtue of the merger, consolidation or similar transaction into other property, whether in the form of securities, cash or otherwise.

(m) “Covered Employee” shall have the meaning provided in Section 162(m)(3) of the Code.

(n) “Director” means a member of the Board.

(o) “Disability” means, with respect to a Participant, the inability of such Participant to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, as provided in Section 22(e)(3) and 409A(a)(2)(c)(i) of the Code.

(p) “Effective Date” means the date the Plan is approved by the stockholders of the Company, as set forth in Section 1(a) hereof.

(q) “Employee” means any person employed by the Company or an Affiliate. However, service solely as a Director, or payment of a fee for such services, shall not cause a Director to be considered an “Employee” for purposes of the Plan.

(r) “Entity” means a corporation, partnership, limited liability company or other entity.

(s) “Exchange Act” means the Securities Exchange Act of 1934, as amended.

(t) “Exchange Act Person” means any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act), except that “Exchange Act Person” shall not include (i) the Company or any Subsidiary of the Company, (ii) any employee benefit plan of the Company or any Subsidiary of the Company or any trustee or other fiduciary holding securities under an employee benefit plan of the Company or any Subsidiary of the Company, (iii) an underwriter temporarily holding securities pursuant to an offering of such securities, (iv) an Entity Owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their Ownership of stock of the Company; or (v) any natural person, Entity or “group” (within the meaning of Section 13(d) or 14(d) of the Exchange Act) that, as of the Effective Date, is the Owner, directly or indirectly, of securities of the Company representing more than fifty percent (50%) of the combined voting power of the Company’s then outstanding securities.

(u) “Fair Market Value” means, as of any date, the value of the Common Stock determined as follows:

(i) If the Common Stock is listed on any established stock exchange or traded on the Nasdaq Global Select Market or the Nasdaq Global Market, the Fair Market Value of a share of Common Stock shall be the closing sales price for such stock as quoted on such exchange (or the exchange or market with the greatest volume of trading in the Common Stock) on the date of determination, as reported in The Wall Street Journal or such other source as the Board deems reliable.

(ii) In the absence of such markets for the Common Stock, the Fair Market Value shall be determined by the Board in good faith and in a manner that complies with Section 409A of the Code.

(v) “Incentive Stock Option” means an Option which qualifies as an “incentive stock option” within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(w) “Non-Employee Director” means a Director who either (i) is not a current employee or officer of the Company or an Affiliate, does not receive compensation, either directly or indirectly, from the Company or an Affiliate for services rendered as a consultant or in any capacity other than as a Director (except for an amount as to which disclosure would not be required under Item 404(a) of Regulation S-K promulgated pursuant to the Securities Act (“Regulation S- K”)), does not possess an interest in any other transaction for which disclosure would be required under Item 404(a) of Regulation S-K, and is not engaged in a business relationship for which disclosure would be required pursuant to Item 404(b) of Regulation S-K; or (ii) is otherwise considered a “non-employee director” for purposes of Rule 16b-3.

(x) “Nonstatutory Stock Option” means an Option that does not qualify as an Incentive Stock Option.

(y) “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(z) “Option” means an Incentive Stock Option or a Nonstatutory Stock Option to purchase shares of Common Stock granted pursuant to the Plan.

(aa) “Option Agreement” means a written agreement between the Company and an Optionholder evidencing the terms and conditions of an Option grant. Each Option Agreement shall be subject to the terms and conditions of the Plan.

(bb) “Optionholder” means a person to whom an Option is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Option.

(cc) “Other Stock Award” means an award based in whole or in part by reference to the Common Stock which is granted pursuant to the terms and conditions of Section 6(e).

(dd) “Outside Director” means a Director who either (i) is not a current employee of the Company or an “affiliated corporation” (within the meaning of Treasury Regulations promulgated under Section 162(m) of the Code), is not a former employee of the Company or an “affiliated corporation” who receives compensation for prior services (other than benefits under a tax-qualified retirement plan) during the taxable year, has not been an officer of the Company or an “affiliated corporation,” and does not receive remuneration from the Company or an “affiliated corporation,” either directly or indirectly, in any capacity other than as a Director, or (ii) is otherwise considered an “outside director” for purposes of Section 162(m) of the Code.

(ee) “Own,” “Owned,” “Owner,” “Ownership” A person or Entity shall be deemed to “Own,” to have “Owned,” to be the “Owner” of, or to have acquired “Ownership” of securities if such person or Entity, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares voting power, which includes the power to vote or to direct the voting, with respect to such securities.

(ff) “Participant” means a person to whom a Stock Award is granted pursuant to the Plan or, if applicable, such other person who holds an outstanding Stock Award.

(gg) “Performance Criteria” means the one or more criteria that the Board shall select for purposes of establishing the Performance Goals for a Performance Period. The Performance Criteria that shall be used to establish such Performance Goals may be based on any one of, or combination of, the following: (i) earnings per share; (ii) earnings before interest, taxes and depreciation; (iii) earnings before interest, taxes, depreciation and amortization (EBITDA); (iv) total stockholder return; (v) return on equity; (vi) return on assets, investment, or capital employed; (vii) operating margin; (viii) gross margin; (ix) operating income; (x) net income (before or after taxes); (xi) net operating income; (xii) net operating income after tax; (xiii) pre- and after-tax income; (xiv) pre-tax profit; (xv) operating cash flow; (xvi) sales or revenue targets; (xvii) orders and revenue; (xviii) increases in revenue or product revenue; (xix) expenses and cost reduction goals; (xx) improvement in or attainment of expense levels; (xxi) improvement in or attainment of working capital levels; (xxii) economic value added (or an equivalent metric); (xxiii) market share; (xxiv) cash flow; (xxv) cash flow per share; (xxvi) share price performance; (xxvii) debt reduction; (xxviii) implementation or completion of projects or processes; (xxix) customer satisfaction; (xxx) stockholders’ equity; (xxxi) quality measures; and (xxxii) to the extent that a Stock Award is not intended to comply with Section 162(m) of the Code, other measures of performance selected by the Board. Partial achievement of the specified criteria may result in the payment or vesting corresponding to the degree of achievement as specified in the Stock Award Agreement. The Board shall, in its sole discretion, define the manner of calculating the Performance Criteria it selects to use for such Performance Period.

(hh) “Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based upon the satisfaction of the Performance Criteria. Performance Goals may be based on a Company-wide basis, with respect to one or more business units, divisions, Affiliates, or business segments, and in either absolute terms or relative to the performance of one or more comparable companies or the performance of one or more relevant indices. At the time of the grant of any Stock Awards, the Board is authorized to determine whether, when calculating the attainment of Performance Goals for a Performance Period: (i) to exclude restructuring and/or other nonrecurring charges; (ii) to exclude exchange rate effects, as applicable, for non-U.S. dollar denominated net sales and operating earnings; (iii) to exclude the effects of changes to generally accepted accounting standards required by the Financial Accounting Standards Board; (iv) to exclude the effects of any statutory adjustments to corporate tax rates; and (v) to exclude the effects of any “extraordinary items” as determined under generally accepted accounting principles. In addition, the Board retains the discretion to reduce or eliminate the compensation or economic benefit due upon attainment of Performance Goals.

(ii) “Performance Period” means one or more periods of time, which may be of varying and overlapping duration, as the Committee may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Stock Award.

(jj) “Performance Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(d).

(kk) “Plan” means this Blackbaud, Inc. 2008 Equity Incentive Plan.

(ll) “Prior Plan” means the Company’s 2004 Stock Plan, as in effect immediately prior to the Effective Date.

(mm) “Restricted Stock Award” means an award of shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(a).

(nn) “Restricted Stock Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Award evidencing the terms and conditions of a Restricted Stock Award grant. Each Restricted Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(oo) “Restricted Stock Unit Award” means a right to receive shares of Common Stock which is granted pursuant to the terms and conditions of Section 6(b).

(pp) “Restricted Stock Unit Award Agreement” means a written agreement between the Company and a holder of a Restricted Stock Unit Award evidencing the terms and conditions of a Restricted Stock Unit Award grant. Each Restricted Stock Unit Award Agreement shall be subject to the terms and conditions of the Plan.

(qq) “Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

(rr) “Securities Act” means the Securities Act of 1933, as amended.

(ss) “Stock Appreciation Right” means a right to receive the appreciation on Common Stock that is granted pursuant to the terms and conditions of Section 6(c).

(tt) “Stock Appreciation Right Agreement” means a written agreement between the Company and a holder of a Stock Appreciation Right evidencing the terms and conditions of a Stock Appreciation Right grant. Each Stock Appreciation Right Agreement shall be subject to the terms and conditions of the Plan.

(uu) “Stock Award” means any Option, Restricted Stock Award, Restricted Stock Unit Award, Stock Appreciation Right, Performance Stock Award, or any Other Stock Award granted under the Plan.

(vv) “Stock Award Agreement” means a written agreement between the Company and a Participant evidencing the terms and conditions of a Stock Award grant. Each Stock Award Agreement shall be subject to the terms and conditions of the Plan.

(ww) “Subsidiary” means, with respect to the Company, (i) any corporation of which more than fifty percent (50%) of the outstanding capital stock having ordinary voting power to elect a majority of the board of directors of such corporation (irrespective of whether, at the time, stock of any other class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time, directly or indirectly, Owned by the Company, and (ii) any partnership, limited liability company or other entity in which the Company has a direct or indirect interest (whether in the form of voting or participation in profits or capital contribution) of more than fifty percent (50%).

(xx) “Ten Percent Stockholder” means a person who Owns (or is deemed to Own pursuant to Section 424(d) of the Code) stock possessing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Affiliate.

0	¢

BLACKBAUD, INC.

PROXY FOR THE 2008 ANNUAL MEETING OF STOCKHOLDERS

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned stockholder of Blackbaud, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 29, 2008, and hereby appoints Marc E. Chardon and Timothy V. Williams and each of them proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2008 Annual Meeting of Stockholders of Blackbaud, Inc., to be held on Wednesday, June 18, 2008 at 10:00 a.m. at the company’s headquarters located at 2000 Daniel Island Drive, Charleston, South Carolina 29492 and any adjournment(s) thereof, and to vote all common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

(Continued and to be signed on the reverse side.)

¢	14475	¢

ANNUAL MEETING OF STOCKHOLDERS OF

BLACKBAUD, INC.

June 18, 2008

Please sign, date and mail

your proxy card in the

envelope provided as soon

as possible.

i  Please detach along perforated line and mail in the envelope provided.  i

¢	20330300000000000000 3	061808

THE BOARD OF DIRECTORS RECOMMENDS A VOTE

FOR THE LISTED CLASS A DIRECTOR NOMINEES FOR A THREE-YEAR TERM EXPIRING IN 2011, PROPOSAL 2 AND PROPOSAL 3.

PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE  ☒

1. The Board of Directors recommends a vote FOR the listed Class A Director nominees for a three-year term expiring in 2011.			2. The Board of Directors recommends a vote FOR the proposal to approve the Blackbaud, Inc. 2008 Equity Incentive Plan.	FOR ☐	AGAINST ☐	ABSTAIN ☐
NOMINEES:
☐ FOR ALL NOMINEES ☐ WITHHOLD AUTHORITY FOR ALL NOMINEES ☐ FOR ALL EXCEPT (See instructions below)	O Timothy Chou O Marco W. Hellman O Carolyn Miles

3.   The Board of Directors recommends a vote FOR the proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2008.

				☐	☐	☐

In their discretion, the proxies are authorized to vote upon such other matter(s) which may properly come before the meeting and at any adjournment(s) thereof.

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark “FOR ALL EXCEPT” and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method.		☐

Signature of Stockholder	Date:	Signature of Stockholder	Date:

¢

Note:       Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

¢